File No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

CARLYLE SECURED LENDING, INC., CARLYLE CREDIT SOLUTIONS, INC., TCG BDC SPV LLC, MIDDLE MARKET CREDIT FUND, LLC, CARLYLE CREDIT SOLUTIONS SPV LLC, CARLYLE CREDIT SOLUTIONS SPV 2 LLC, CARLYLE DIRECT LENDING CLO 2015-1R LLC, OCPC CREDIT FACILITY SPV LLC, CARLYLE TACTICAL PRIVATE CREDIT FUND, CARLYLE ALPINVEST PRIVATE MARKETS FUND, CARLYLE CREDIT INCOME FUND, CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C., CARLYLE CLO MANAGEMENT L.L.C., MC UNI LLC, MC UNI SUBSIDIARY LLC, MC UNI SUBSIDIARY II (BLOCKER) LLC, CPC V, LP, CPC V SPV LLC, CDL 2018-1, L.L.C., CDL 2018-1 SPV LLC, CDL 2018-2, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P., CARLYLE ONTARIO CREDIT SLP L.L.C., CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P., CARLYLE SKYLINE CREDIT FUND, L.P., CDL 2020-3, L.L.C., CARLYLE CLO FUND, L.P., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-2-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-3-R, LTD, CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-4-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD., CARLYLE US CLO 2016-4, LTD., CARLYLE US CLO 2017-1, LTD., CARLYLE US CLO 2017-2, LTD., CARLYLE US CLO 2017-3, LTD., CARLYLE US CLO 2017-4, LTD., CARLYLE US CLO 2017-5, LTD., CARLYLE US CLO 2018-1, LTD., CARLYLE US CLO 2018-2, LTD., CARLYLE US CLO 2018-3, LTD., CARLYLE US CLO 2018-4, LTD., CARLYLE US CLO 2019-1, LTD., CARLYLE US CLO 2019-2, LTD., CARLYLE US CLO 2019-3, LTD., CARLYLE US CLO 2019-4, LTD., CARLYLE US CLO 2020-1, LTD., CARLYLE US CLO 2021-1, LTD., CARLYLE C17 CLO, LTD., CARLYLE US CLO 2020-2, LTD., CARLYLE US CLO 2021-2, LTD., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P., CEMOF II COINVESTMENT, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P., CEMOF-A COINVESTMENT PARTNERS, L.P., CEMOF II AIV, L.P., CEMOF II AIV ONE, L.P., CEMOF II AIV TWO, L.P., CEMOF II AIV THREE, L.P., CEMOF II AIV FOUR, L.P., CEMOF II-A AIV, L.P., CEMOF II-A AIV ONE, L.P., CEMOF II-A AIV TWO, L.P., CEMOF II-A AIV THREE, L.P., CEMOF II-A AIV FOUR, L.P., CEMOF II OFFSHORE INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P., CARLYLE CREDIT OPPORTUNITIES FUND, L.P., CCOF CAYMAN, L.P., CCOF CO-INVESTMENT, L.P., CCOF NORTH CO-INVESTMENT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P., CCOF GEM CO-INVESTMENT, L.P., CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD., CCOF ONSHORE CO-BORROWER LLC, CCOF MASTER CAYMAN, LTD., CCOF S.à r.l., CCOF MASTER S.à r.l., CCOF SPV I S.à r.l., CCOF MASTER CO-INVESTMENT S.à r.l., CCOF CO-INVESTMENT S.à r.l., CCOF MAIN SPV, L.P., CARLYLE TANGO

RE CREDIT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CCOF II LUX FEEDER, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P., CCOF II MASTER CAYMAN, LTD., CCOF II ONSHORE SPV, L.P., CCOF II MASTER S.à r.l., CCOF II SPV S.à r.l., CCOF MASTER, L.P., CCOF PARALLEL AIV, L.P., CCOF PARALLEL AIV INVESTORS, L.L.C., CARLYLE STRATEGIC PARTNERS IV, L.P., CSP IV COINVESTMENT, L.P., CSP IV COINVESTMENT (CAYMAN), L.P., CSP IV (CAYMAN 1), L.P., CSP IV ACQUISITIONS, L.P., CSP IV S-1 AIV, L.P., CSP IV S-1A AIV, L.P., CSP IV S-1B AIV, L.P., CREDIT ACQUISITIONS (CAYMAN-3), L.P., CSP IV ARF (CAYMAN 3), L.P., CSP IV (CAYMAN 2), L.P., CSP IV (CAYMAN 3), L.P., CARLYLE CLOVER PARTNERS, L.P., CARLYLE CLOVER PARTNERS 2, L.P., TCG CAPITAL MARKETS L.L.C., TCG SENIOR FUNDING L.L.C., CARLYLE REVOLVING LOAN FUND, L.P., CREV COINVESTMENT, L.P., CREV CAYMAN, L.P., CLOVER FINANCING SPV, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P., CELF ADVISORS LLP, CIC ADVISORS LLP, CARLYLE EURO CLO 2013-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-2 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-3 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-2 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-3 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-2 DAC, CARLYLE EURO CLO 2017-1 DAC, CARLYLE EURO CLO 2017-2 DAC, CARLYLE EURO CLO 2017-3 DAC, CARLYLE EURO CLO 2018-1 DAC, CARLYLE EURO CLO 2018-2 DAC, CARLYLE EURO CLO 2019-1 DAC, CARLYLE EURO CLO 2019-2 DAC, CARLYLE EURO CLO 2020-1 DAC, CARLYLE EURO CLO 2020-2 DAC, CARLYLE EURO CLO 2021-1 DAC, CARLYLE EURO CLO 2021-2 DAC, CARLYLE EURO CLO 2021-3 DAC, CARLYLE US CLO 2021-3S, LTD., CARLYLE US CLO 2021-4, LTD., CARLYLE US CLO 2021-5, LTD., CARLYLE US CLO 2021-6, LTD., CARLYLE US CLO 2021-7, LTD., CARLYLE US CLO 2021-8, LTD., CARLYLE US CLO 2021-10, LTD., CARLYLE US CLO 2021-9, LTD., CARLYLE US CLO 2021-11, LTD., CARLYLE US CLO 2022-1, LTD., CARLYLE US CLO 2022-2, LTD., CARLYLE US CLO 2023-3, LTD., CICF COINVESTMENT, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P., CICF LUX FEEDER, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC, PROJECT MEDIACO, L.P., CARLYLE BRAVO CREDIT INVESTOR, LLC, PROJECT HARMONY, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP, CCOF II PARALLEL AIV INVESTORS, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P., CARLYLE SPINNAKER PARTNERS 2, L.P., CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P., CARLYLE REVOLVING LOAN FUND II, L.P., CREV II CAYMAN, L.P., CARLYLE DIRECT LENDING FUND (LEVERED), L.P., CARLYLE DIRECT LENDING FUND, L.P., CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C., CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P., CREV II COINVESTMENT, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P., CARLYLE SKYLINE CREDIT FUND AIV, L.P., CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP, CCOF II

LUX FEEDER IRVING AIV, SCSP, CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P., CSP IV BRAWN AIV, L.P., CSP IV COINVEST BRAWN INVESTORS, L.P., CSP IV COINVEST BRAWN, L.P., CSP IV (PARALLEL) AIV I, L.P., CSP IV CREDIT INVESTOR, LLC, BRAWN COINVEST ELECTING INVESTORS, L.P., CARLYLE TANGO RE CREDIT SPLITTER, L.P., CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P., CARLYLE AURORA REVOLVING LOAN FUND, L.P., CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P., CARLYLE US CLO 2024-1, LTD., CARLYLE US CLO 2022-3, LTD., CARLYLE US CLO 2022-H, LTD., CBAM 2017-1, LTD., CBAM 2017-2, LTD., CBAM 2017-3, LTD., CBAM 2017-4, L.L.C., CBAM 2017-4, LTD., CBAM 2018-5, LTD., CBAM 2018-6, LTD., CBAM 2018-7, LTD., CBAM 2018-8, LTD., CBAM 2019-9, LTD., CBAM 2019-10, LTD., CBAM 2019-11R, LTD., CBAM 2020-12, LTD., CBAM 2020-13, LLC, CBAM 2020-13, LTD., CBAM 2021-14, LTD., CBAM 2021-15, LLC, CARLYLE CREDIT OPPORTUNITIES FUND III, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP, CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP, CFLEX EU HOLDINGS, S.à R.L., CDL JUNIPD, L.P., CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FUND, L.P., CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P., CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FEEDER FUND, L.P., CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FEEDER FUND (PARALLEL), L.P., CFLEX SUB (PARALLEL), L.P., CARLYLE PRIVATE MARKETS S.A. SICAV-UCI PART II, CCOF II PRIVATE INVESTORS FEEDER, L.P., CCOF II (PARALLEL) PASTRY FEEDER AIV, L.P., CCOF II (PARALLEL) PASTRY AIV, L.P., CCOF II-G PASTRY AIV, L.P., CARLYLE SPINNAKER PASTRY AIV, L.P., CCOF II-N PASTRY AIV, L.P., CCOF III (PARALLEL) ONSHORE INVESTORS B AIV, L.P., CCOF III (PARALLEL) OFFSHORE INVESTORS A AIV, L.P., CCOF III (PARALLEL) OFFSHORE INVESTORS B AIV, L.P., CCOF III (PARALLEL) PASTRY FEEDER AIV, L.P., CCOF III PASTRY AGGREGATOR L.P., CCOF III (PARALLEL) PASTRY AIV, L.P., CCOF III (PARALLEL) ONSHORE INVESTORS A AIV, L.P., CCOF ALERA AGGREGATOR, L.P., CCOF III (PARALLEL) LITMUS FEEDER AIV, L.P., CCOF III (PARALLEL) LITMUS AIV, L.P., CCOF III LITMUS AGGREGATOR, L.P., CCOF II PARALLEL LITMUS AIV INVESTORS 3, LLC, CARLYLE INFRASTRUCTURE CREDIT FUND II, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS EQUITY FEEDER, L.P., CDPI CO-INVESTMENT, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS INSURANCE FEEDER, L.P., CARLYLE ASSET FINANCE, L.P., CCOF SMA PASTRY AIV INVESTORS A, LLC, CCOF SMA PASTRY AIV INVESTORS B, LLC, CCOF III (PARALLEL) PASTRY AIV INVESTORS A, LLC, CCOF II (PARALLEL) PASTRY AIV INVESTORS A, LLC, CCOF II (PARALLEL) PASTRY AIV INVESTORS B, LLC, CCOF III (PARALLEL) PASTRY AIV INVESTORS B, LLC, CSS MH 2023-1 TRUST, CSS MH 2023-1 LLC, CCOF III PSV CO-INVESTMENT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III PRIVATE SECURITIZATION VEHICLE FEEDER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III PRIVATE SECURITIZATION VEHICLE BORROWER, L.P., CFLEX LEVERED SUB, L.L.C., CFLEX HOLDINGS II SPV, L.P., CFLEX HOLDINGS I SPV, L.P., CCOF III (PARALLEL) LITMUS AIV INVESTORS, LLC, CCOF III (PARALLEL) LITMUS AIV INVESTORS 2, LLC, CCOF III (PARALLEL) LITMUS AIV INVESTORS 3, LLC, CARLYLE ASSET FINANCE CO-INVESTMENT, L.P., TCG CREDIT KFA CO-INVEST, LLC, CFLEX INVESTMENT HOLDINGS, L.P., CARLYLE US CLO 2023-2, LTD., CARLYLE US CLO 2022-1-BLOCKER, LTD., CARLYLE US CLO 2022-2-BLOCKER, LTD., CARLYLE US CLO 2022-3-BLOCKER, LTD., CARLYLE US CLO 2022-4-BLOCKER, LTD., CARLYLE US CLO 2022-5-BLOCKER, LTD., CARLYLE US CLO 2022-6-BLOCKER, LTD., CARLYLE US CLO 2023-1, LLC,

CARLYLE US CLO 2023-4, LTD., CARLYLE CHARLIE OPPORTUNISTIC CREDIT FEEDER, L.P., ALPINVEST CO-INVESTMENT FUND (OFFSHORE) VIII, L.P., ALP L GLOBAL PE SMA FUND, L.P., ALPINVEST ACCESS FUND III, L.P., ALPINVEST SECONDARIES FUND (OFFSHORE) VII, L.P., ALPINVEST FINANCE STREET II, L.P., ALPINVEST GRIO FUND, L.P., ALPINVEST PEP SECONDARY FUND 2021, L.P., ALPINVEST SIG FUND, L.P., ALPINVEST SPIRE FUND, L.P., ASF VII ACCESS SIDECAR, L.P., ASF VII G SIDECAR, L.P., ASF VII PACIFIC SIDECAR, L.P., CENDANA I, L.P., ALPINVEST CO-INVESTMENT FUND (ONSHORE) VIII, L.P., ALPINVEST SECONDARIES FUND (ONSHORE) VII, L.P., ALPINVEST ACCESS FUND II, L.P., ALPINVEST ACCESS FUND II-A, L.P., ALPINVEST C FUND II, L.P., ALPINVEST C FUND, L.P., ALPINVEST HLI FUND, L.P., ALPINVEST CHESAPEAKE SCF I, L.P., ALPINVEST EDISON FUND, L.P., ALPINVEST FALCON SCF I, L.P., ALPINVEST HARVEST FUND, L.P., ALPINVEST NORTH RUSH III, L.P., ALPINVEST WB SSMA, L.P., HLI STRATEGIC L.P., ALPINVEST CO-INVESTMENT FUND (LUX MASTER) VIII, SCSP, ALPINVEST CO-INVESTMENT FUND (LUX EURO MASTER) VIII, SCSP, ALPINVEST SECONDARIES FUND (LUX MASTER) VII, SCSP, ALPINVEST SECONDARIES FUND (LUX EURO MASTER) VII, SCSP, ALPINVEST GENERALI SECONDARY II SCSP-RAIF, AJ II FUND C.V., ALPINVEST PARTNERS PRIMARY FUND INVESTMENTS 2020 II C.V., ALPINVEST PARTNERS SECONDARY INVESTMENTS 2020/2021 I C.V., ALPINVEST PM FUND C.V., AP P C.V., GGG FUND II C.V., ALPINVEST PRIVATE EQUITY INVESTMENT MANAGEMENT, LLC, ALPINVEST ATOM FUND (LUX MASTER), SCSP, ALPINVEST ATOM FUND (OFFSHORE), L.P., ALPINVEST ATOM FUND (ONSHORE), L.P., ALPINVEST PEP SECONDARY FUND 2022, L.P., ALPINVEST PSS FUND II, L.P., ALPINVEST PHOENIX SCF I, L.P., TOP CASTLE SIDECAR VII, L.P., ALPINVEST INDIGO I CI, L.P., ALPINVEST INDIGO SCF I, L.P., ALPINVEST CWS FUND, SCSP, ALPINVEST GENERALI SCA, SICAV-RAIF, AP KP FUND II SCSP, AP M C.V., AP M CO-INVESTMENT II C.V., AP M SECONDARIES C.V., ALPINVEST PG 2022 FUND C.V., ASP ASPIRE (CAYMAN), L.P., ASP MATRIX III, L.P., ALPINVEST HLI II FUND, L.P., ALPINVEST N FUND, L.P., AP P II C.V., ALPINVEST CO-INVESTMENT FUND (ONSHORE) IX, L.P., ALPINVEST CO-INVESTMENT FUND (OFFSHORE) IX, L.P., ALPINVEST CO-INVESTMENT FUND (LUX MASTER) IX, SCSP, ALPINVEST CO-INVESTMENT FUND (LUX EURO MASTER) IX, SCSP, CARLYLE CLO PARTNERS, L.P., CARLYLE CREDIT OPPORTUNITIES CRHQ, SCSP, CARLYLE STRUCTURED SOLUTIONS G CO-INVEST, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND II (PARALLEL), S.C.SP., CARLYLE INFRASTRUCTURE CREDIT FUND II (LEVERED), L.P., CARLYLE US CLO 2023-C, LTD., CARLYLE US CLO 2023-5, LTD., CARLYLE US CLO 2024-3, LTD., CARLYLE US CLO 2024-4, LTD., CARLYLE US CLO 2024-2, LTD., ALPINVEST ATOM FUND (OFFSHORE) II, L.P., ALPINVEST ATOM FUND (ONSHORE) II, L.P., ASF VIII SIDECAR, L.P., ALPINVEST SECONDARIES FUND (OFFSHORE) VIII, L.P., ALPINVEST SECONDARIES FUND (ONSHORE) VIII, L.P., ALPINVEST INDIGO II CI, L.P., ALPINVEST CWS FUND III C.V., AAF CI-A, L.P., ALPINVEST CORIENT FUND, L.P., ASP GROVE, L.P., ASP JORDAN, L.P., ASP MARTIN, L.P., ASP OYSTER, L.P., ALPINVEST GRIO FUND II, L.P., ALPINVEST REDC FUND, L.P., ALPINVEST SECONDARIES MERLION FUND, L.P., ALPINVEST SIG II FUND, L.P., ALPINVEST VICTORIA GROWTH PORTFOLIO, L.P., CCOF III (PARALLEL) PURPLE CO-INVEST AGGREGATOR, L.P., CARLYLE US CLO 2024-8, LTD., CSS SOLAR 2024-1 TOPCO L.L.C., CCOF III NEXUS CO-INVEST AGGREGATOR, L.P.

APPLICATION FOR AN ORDER UNDER

SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY

SECTIONS 17(d), 57(a)(4) AND 57(i) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

Please direct all communications, notices and orders to: Joshua Lefkowitz Carlyle Global Credit Investment Management LLC One Vanderbilt Avenue Suite 3400 New York, NY 10017 (212) 813-4900	Copies to: William G. Farrar Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4940 farrarw@sullcrom.com

June 18, 2025

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

In the matter of:

CARLYLE SECURED LENDING, INC., CARLYLE CREDIT SOLUTIONS, INC., TCG BDC SPV LLC, MIDDLE MARKET CREDIT FUND, LLC, CARLYLE CREDIT SOLUTIONS SPV LLC, CARLYLE CREDIT SOLUTIONS SPV 2 LLC, CARLYLE DIRECT LENDING CLO 2015-1R LLC, OCPC CREDIT FACILITY SPV LLC, CARLYLE TACTICAL PRIVATE CREDIT FUND, CARLYLE ALPINVEST PRIVATE MARKETS FUND, CARLYLE CREDIT INCOME FUND, CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C., CARLYLE CLO MANAGEMENT L.L.C., MC UNI LLC, MC UNI SUBSIDIARY LLC, MC UNI SUBSIDIARY II (BLOCKER) LLC, CPC V, LP, CPC V SPV LLC, CDL 2018-1, L.L.C., CDL 2018-1 SPV LLC, CDL 2018-2, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P., CARLYLE ONTARIO CREDIT SLP L.L.C., CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P., CARLYLE SKYLINE CREDIT FUND, L.P., CDL 2020-3, L.L.C., CARLYLE CLO FUND, L.P., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-2, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-2-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-3-R, LTD, CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-4-R, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-3, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-4, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-5, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-1, LTD., CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD., CARLYLE US CLO 2016-4, LTD., CARLYLE US CLO 2017-1, LTD.,

Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940 Permitting Certain Joint Transactions Otherwise Prohibited by Sections 17(d), 57(a)(4) and 57(i) of the Investment Company Act of 1940 and Rule 17d-1 under the Investment Company Act of 1940

CARLYLE US CLO 2017-2, LTD., CARLYLE US CLO 2017-3, LTD., CARLYLE US CLO 2017-4, LTD., CARLYLE US CLO 2017-5, LTD., CARLYLE US CLO 2018-1, LTD., CARLYLE US CLO 2018-2, LTD., CARLYLE US CLO 2018-3, LTD., CARLYLE US CLO 2018-4, LTD., CARLYLE US CLO 2019-1, LTD., CARLYLE US CLO 2019-2, LTD., CARLYLE US CLO 2019-3, LTD., CARLYLE US CLO 2019-4, LTD., CARLYLE US CLO 2020-1, LTD., CARLYLE US CLO 2021-1, LTD., CARLYLE C17 CLO, LTD., CARLYLE US CLO 2020-2, LTD., CARLYLE US CLO 2021-2, LTD., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P., CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P., CEMOF II COINVESTMENT, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P., CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P., CEMOF-A COINVESTMENT PARTNERS, L.P., CEMOF II AIV, L.P., CEMOF II AIV ONE, L.P., CEMOF II AIV TWO, L.P., CEMOF II AIV THREE, L.P., CEMOF II AIV FOUR, L.P., CEMOF II-A AIV, L.P., CEMOF II-A AIV ONE, L.P., CEMOF II-A AIV TWO, L.P., CEMOF II-A AIV THREE, L.P., CEMOF II-A AIV FOUR, L.P., CEMOF II OFFSHORE INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P., CARLYLE CREDIT OPPORTUNITIES FUND, L.P., CCOF CAYMAN, L.P., CCOF CO-INVESTMENT, L.P., CCOF NORTH CO-INVESTMENT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P., CCOF GEM CO-INVESTMENT, L.P., CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD., CCOF ONSHORE CO-BORROWER LLC, CCOF MASTER CAYMAN, LTD., CCOF S.à r.l., CCOF MASTER S.à r.l., CCOF SPV I S.à r.l., CCOF MASTER CO-INVESTMENT S.à r.l., CCOF CO-INVESTMENT S.à r.l., CCOF MAIN SPV, L.P., CARLYLE TANGO RE CREDIT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CCOF II LUX FEEDER, SCSp, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P., CCOF II MASTER CAYMAN, LTD., CCOF II ONSHORE SPV, L.P., CCOF II MASTER S.à r.l., CCOF II SPV S.à r.l., CCOF MASTER, L.P., CCOF PARALLEL AIV, L.P., CCOF PARALLEL AIV INVESTORS, L.L.C., CARLYLE STRATEGIC PARTNERS IV, L.P., CSP IV COINVESTMENT, L.P., CSP IV COINVESTMENT (CAYMAN), L.P., CSP IV (CAYMAN 1), L.P., CSP IV ACQUISITIONS, L.P., CSP IV S-1 AIV, L.P., CSP IV S-1A AIV, L.P., CSP IV S-1B AIV, L.P., CREDIT

ACQUISITIONS (CAYMAN-3), L.P., CSP IV ARF (CAYMAN 3), L.P., CSP IV (CAYMAN 2), L.P., CSP IV (CAYMAN 3), L.P., CARLYLE CLOVER PARTNERS, L.P., CARLYLE CLOVER PARTNERS 2, L.P., CARLYLE REVOLVING LOAN FUND, L.P., CREV COINVESTMENT, L.P., CREV CAYMAN, L.P., CLOVER FINANCING SPV, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P., CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P., CELF ADVISORS LLP, CIC ADVISORS LLP, CARLYLE EURO CLO 2013-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-2 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-3 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-2 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-3 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-1 DAC, CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-2 DAC, CARLYLE EURO CLO 2017-1 DAC, CARLYLE EURO CLO 2017-2 DAC, CARLYLE EURO CLO 2017-3 DAC, CARLYLE EURO CLO 2018-1 DAC, CARLYLE EURO CLO 2018-2 DAC, CARLYLE EURO CLO 2019-1 DAC, CARLYLE EURO CLO 2019-2 DAC, CARLYLE EURO CLO 2020-1 DAC, CARLYLE EURO CLO 2020-2 DAC, CARLYLE EURO CLO 2021-1 DAC, CARLYLE EURO CLO 2021-2 DAC, CARLYLE EURO CLO 2021-3 DAC, CARLYLE US CLO 2021-3S, LTD., CARLYLE US CLO 2021-4, LTD., CARLYLE US CLO 2021-5, LTD., CARLYLE US CLO 2021-6, LTD., CARLYLE US CLO 2021-7, LTD., CARLYLE US CLO 2021-8, LTD., CARLYLE US CLO 2021-10, LTD., CARLYLE US CLO 2021-9, LTD., CARLYLE US CLO 2021-11, LTD., CARLYLE US CLO 2022-1, LTD., CARLYLE US CLO 2022-2, LTD., CARLYLE US CLO 2023-3, LTD., CICF COINVESTMENT, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P., CICF LUX FEEDER, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P.,

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC, PROJECT MEDIACO, L.P., CARLYLE BRAVO CREDIT INVESTOR, LLC, PROJECT HARMONY, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP, CCOF II PARALLEL AIV INVESTORS, SCSP, CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P., CARLYLE SPINNAKER PARTNERS 2, L.P., CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P., CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P., CARLYLE REVOLVING LOAN FUND II, L.P., CREV II CAYMAN, L.P., CARLYLE DIRECT LENDING FUND (LEVERED), L.P., CARLYLE DIRECT LENDING FUND, L.P., CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C., CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P., CREV II COINVESTMENT, L.P., CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P., CARLYLE SKYLINE CREDIT FUND AIV, L.P., CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP, CCOF II LUX FEEDER IRVING AIV, SCSP, CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P., CSP IV BRAWN AIV, L.P., CSP IV COINVEST BRAWN INVESTORS, L.P., CSP IV COINVEST BRAWN, L.P., CSP IV (PARALLEL) AIV I, L.P., CSP IV CREDIT INVESTOR, LLC, BRAWN COINVEST ELECTING INVESTORS, L.P., CARLYLE TANGO RE CREDIT SPLITTER, L.P., CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P., CARLYLE AURORA REVOLVING LOAN FUND, L.P., CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P., CARLYLE US CLO 2024-1, LTD., CARLYLE US CLO 2022-3, LTD., CARLYLE US CLO 2022-H, LTD., CBAM 2017-1, LTD., CBAM 2017-2, LTD., CBAM 2017-3, LTD., CBAM 2017-4, L.L.C., CBAM 2017-4, LTD., CBAM 2018-5, LTD., CBAM 2018-6, LTD., CBAM 2018-7, LTD., CBAM 2018-8, LTD., CBAM 2019-9, LTD., CBAM 2019-10, LTD., CBAM 2019-11R, LTD., CBAM 2020-12, LTD., CBAM 2020-13, LLC, CBAM 2020-13, LTD., CBAM 2021-14, LTD., CBAM 2021-15, LLC, CARLYLE CREDIT OPPORTUNITIES FUND III, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP, CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P., CARLYLE

CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP, CFLEX EU HOLDINGS, S.à R.L., CDL JUNIPD, L.P., CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FUND, L.P., CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P., CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FEEDER FUND, L.P., CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FEEDER FUND (PARALLEL), L.P., CFLEX SUB (PARALLEL), L.P., CARLYLE PRIVATE MARKETS S.A. SICAV-UCI PART II, CCOF II PRIVATE INVESTORS FEEDER, L.P., CCOF II (PARALLEL) PASTRY FEEDER AIV, L.P., CCOF II (PARALLEL) PASTRY AIV, L.P., CCOF II-G PASTRY AIV, L.P., CARLYLE SPINNAKER PASTRY AIV, L.P., CCOF II-N PASTRY AIV, L.P., CCOF III (PARALLEL) ONSHORE INVESTORS B AIV, L.P., CCOF III (PARALLEL) OFFSHORE INVESTORS A AIV, L.P., CCOF III (PARALLEL) OFFSHORE INVESTORS B AIV, L.P., CCOF III (PARALLEL) PASTRY FEEDER AIV, L.P., CCOF III PASTRY AGGREGATOR L.P., CCOF III (PARALLEL) PASTRY AIV, L.P., CCOF III (PARALLEL) ONSHORE INVESTORS A AIV, L.P., CCOF ALERA AGGREGATOR, L.P., CCOF III (PARALLEL) LITMUS FEEDER AIV, L.P., CCOF III (PARALLEL) LITMUS AIV, L.P., CCOF III LITMUS AGGREGATOR, L.P., CCOF II PARALLEL LITMUS AIV INVESTORS 3, LLC, CARLYLE INFRASTRUCTURE CREDIT FUND II, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS EQUITY FEEDER, L.P., CDPI CO-INVESTMENT, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS INSURANCE FEEDER, L.P., CARLYLE ASSET FINANCE, L.P., CCOF SMA PASTRY AIV INVESTORS A, LLC, CCOF SMA PASTRY AIV INVESTORS B, LLC, CCOF III (PARALLEL) PASTRY AIV INVESTORS A, LLC, CCOF II (PARALLEL) PASTRY AIV INVESTORS A, LLC, CCOF II (PARALLEL) PASTRY AIV INVESTORS B, LLC, CCOF III (PARALLEL) PASTRY AIV INVESTORS B, LLC, CSS MH 2023-1 TRUST, CSS MH 2023-1 LLC, CCOF III PSV CO-INVESTMENT, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III PRIVATE SECURITIZATION VEHICLE FEEDER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND III PRIVATE SECURITIZATION VEHICLE BORROWER, L.P., CFLEX LEVERED SUB, L.L.C., CFLEX HOLDINGS II SPV, L.P., CFLEX HOLDINGS I SPV, L.P., CCOF III (PARALLEL) LITMUS AIV INVESTORS, LLC, CCOF III (PARALLEL) LITMUS AIV INVESTORS 2, LLC, CCOF III (PARALLEL) LITMUS AIV INVESTORS 3, LLC, CARLYLE ASSET FINANCE CO-INVESTMENT, L.P., TCG CREDIT KFA CO-INVEST, LLC,

CFLEX INVESTMENT HOLDINGS, L.P., CARLYLE US CLO 2023-2, LTD., CARLYLE US CLO 2022-1 - BLOCKER, LTD., CARLYLE US CLO 2022-2 - BLOCKER, LTD., CARLYLE US CLO 2022-3 - BLOCKER, LTD., CARLYLE US CLO 2022-4 - BLOCKER, LTD., CARLYLE US CLO 2022-5 - BLOCKER, LTD., CARLYLE US CLO 2022-6 - BLOCKER, LTD., CARLYLE US CLO 2023-1, LLC, CARLYLE US CLO 2023-4, LTD., CARLYLE CHARLIE OPPORTUNISTIC CREDIT FEEDER, L.P., ALPINVEST CO-INVESTMENT FUND (OFFSHORE) VIII, L.P., ALP L GLOBAL PE SMA FUND, L.P., ALPINVEST ACCESS FUND III, L.P., ALPINVEST SECONDARIES FUND (OFFSHORE) VII, L.P., ALPINVEST FINANCE STREET II, L.P., ALPINVEST GRIO FUND, L.P., ALPINVEST PEP SECONDARY FUND 2021, L.P., ALPINVEST SIG FUND, L.P., ALPINVEST SPIRE FUND, L.P., ASF VII ACCESS SIDECAR, L.P., ASF VII G SIDECAR, L.P., ASF VII PACIFIC SIDECAR, L.P., CENDANA I, L.P., ALPINVEST CO-INVESTMENT FUND (ONSHORE) VIII, L.P., ALPINVEST SECONDARIES FUND (ONSHORE) VII, L.P., ALPINVEST ACCESS FUND II, L.P., ALPINVEST ACCESS FUND II-A, L.P., ALPINVEST C FUND II, L.P., ALPINVEST C FUND, L.P., ALPINVEST HLI FUND, L.P., ALPINVEST CHESAPEAKE SCF I, L.P., ALPINVEST EDISON FUND, L.P., ALPINVEST FALCON SCF I, L.P., ALPINVEST HARVEST FUND, L.P., ALPINVEST NORTH RUSH III, L.P., ALPINVEST WB SSMA, L.P., HLI STRATEGIC L.P., ALPINVEST CO-INVESTMENT FUND (LUX MASTER) VIII, SCSP, ALPINVEST CO-INVESTMENT FUND (LUX EURO MASTER) VIII, SCSP, ALPINVEST SECONDARIES FUND (LUX MASTER) VII, SCSP, ALPINVEST SECONDARIES FUND (LUX EURO MASTER) VII, SCSP, ALPINVEST GENERALI SECONDARY II SCSP-RAIF, AJ II FUND C.V., ALPINVEST PARTNERS PRIMARY FUND INVESTMENTS 2020 II C.V., ALPINVEST PARTNERS SECONDARY INVESTMENTS 2020/2021 I C.V., ALPINVEST PM FUND C.V., AP P C.V., GGG FUND II C.V., ALPINVEST PRIVATE EQUITY INVESTMENT MANAGEMENT, LLC, ALPINVEST ATOM FUND

(LUX MASTER), SCSP, ALPINVEST ATOM FUND (OFFSHORE), L.P., ALPINVEST ATOM FUND (ONSHORE), L.P., ALPINVEST PEP SECONDARY FUND 2022, L.P., ALPINVEST PSS FUND II, L.P., ALPINVEST PHOENIX SCF I, L.P., TOP CASTLE SIDECAR VII, L.P., ALPINVEST INDIGO I CI, L.P., ALPINVEST INDIGO SCF I, L.P., ALPINVEST CWS FUND, SCSP, ALPINVEST GENERALI SCA, SICAV- RAIF, AP KP FUND II SCSP, AP M C.V., AP M CO- INVESTMENT II C.V., AP M SECONDARIES C.V., ALPINVEST PG 2022 FUND C.V., ASP ASPIRE (CAYMAN), L.P., ASP MATRIX III, L.P., ALPINVEST HLI II FUND, L.P., ALPINVEST N FUND, L.P., AP P II C.V., ALPINVEST CO-INVESTMENT FUND (ONSHORE) IX, L.P., ALPINVEST CO-INVESTMENT FUND (OFFSHORE) IX, L.P., ALPINVEST CO- INVESTMENT FUND (LUX MASTER) IX, SCSP, ALPINVEST CO-INVESTMENT FUND (LUX EURO MASTER) IX, SCSP, CARLYLE CLO PARTNERS, L.P., CARLYLE CREDIT OPPORTUNITIES CRHQ, SCSP, CARLYLE STRUCTURED SOLUTIONS G CO- INVEST, L.P., CARLYLE INFRASTRUCTURE CREDIT FUND II (PARALLEL), S.C.SP., CARLYLE INFRASTRUCTURE CREDIT FUND II (LEVERED), L.P., CARLYLE US CLO 2023-C, LTD., CARLYLE US CLO 2023-5, LTD., CARLYLE US CLO 2024-3, LTD., CARLYLE US CLO 2024-4, LTD., CARLYLE US CLO 2024-2, LTD., ALPINVEST ATOM FUND (OFFSHORE) II, L.P., ALPINVEST ATOM FUND (ONSHORE) II, L.P., ASF VIII SIDECAR, L.P., ALPINVEST SECONDARIES FUND (OFFSHORE) VIII, L.P., ALPINVEST SECONDARIES FUND (ONSHORE) VIII, L.P., ALPINVEST INDIGO II CI, L.P., ALPINVEST CWS FUND III C.V., AAF CI-A, L.P., ALPINVEST CORIENT FUND, L.P., ASP GROVE, L.P., ASP JORDAN, L.P., ASP MARTIN, L.P., ASP OYSTER, L.P., ALPINVEST GRIO FUND II, L.P., ALPINVEST REDC FUND, L.P., ALPINVEST SECONDARIES MERLION FUND, L.P., ALPINVEST SIG II FUND, L.P., ALPINVEST VICTORIA GROWTH PORTFOLIO, L.P., CCOF III (PARALLEL) PURPLE CO-INVEST AGGREGATOR, L.P., CARLYLE US CLO 2024-8, LTD., CSS SOLAR 2024-1 TOPCO L.L.C., CCOF III NEXUS CO-INVEST AGGREGATOR, L.P.

One Vanderbilt Avenue, Suite 3400
New York, NY 10017 and

TCG CAPITAL MARKETS L.L.C. AND TCG SENIOR
FUNDING L.L.C. 1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on January 17, 2018 (the “Prior Order”)2 that was granted pursuant to Sections 57(a)(4), 57(i) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

A.	Applicants Seeking Relief

•	Carlyle Secured Lending, Inc. (“BDC I”), an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC (defined below) under the Act;

•	Carlyle Credit Solutions, Inc. (“BDC II”), an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC (defined below) under the Act;

•	Carlyle Tactical Private Credit Fund (“CTAC”), a non-diversified closed-end management company that is operated as an interval fund;

•	Carlyle AlpInvest Private Markets Fund (“CAPM”)a non-diversified closed-end management company;

•	Carlyle Credit Opportunities Fund (“CCIF”), a non-diversified closed-end management company;

•

Carlyle Global Credit Investment Management L.L.C. (“CGCIM”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as the investment adviser to each of BDC I, BDC II, CTAC, CCIF, the Private Credit Existing Affiliated Funds, the Structured Credit Existing Non-CLO Funds, the Energy Credit Existing Affiliated Funds, the Opportunistic Credit Existing Affiliated Funds, the Distressed Credit Existing Affiliated Funds, the Infrastructure Credit Existing Affiliated Funds and the Platform Initiatives Existing Affiliated Funds (each as defined in Schedule A hereto) and the sub-adviser to CAPM prior to the effectiveness of the Order, on behalf of itself and its successors[3];

•

AlpInvest Private Equity Investment Management, LLC (“APEIM”), an investment adviser registered with the Commission under the Advisers Act, which serves as the investment adviser to CAPM, on behalf of itself and its successors;

•

the Private Credit Existing Affiliated Funds, the Structured Credit Existing Affiliated Funds, the Energy Credit Existing Affiliated Funds, the Opportunistic Credit Existing Affiliated Funds, the Distressed Credit Existing Affiliated Funds, the Infrastructure Credit Fund, the Platform Initiatives Existing Affiliated Funds, the AlpInvest Existing Affiliated Funds and the European CLOs (each as defined in Schedule A hereto), each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (the “Existing Affiliated Funds”);

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	Carlyle Secured Lending, Inc. (f/k/a TCG BDC, Inc.), et al., (File No. 812-15275) Release No. IC-35276 (order) (July 3, 2024), Release No. 35215 (notice) (June 10, 2024).
[3]	The term “successor” means an entity that results from a reorganization into another jurisdiction or change in the type of business organization.

•

CELF Advisors LLP (the “European Manager”), which is under common control with CGCIM, an exempt reporting adviser that manages the European CLOs (as defined in Schedule A hereto), on behalf of itself and its successors;

•

CIC Advisors LLP (“CIC”), which is under common control with CGCIM, a foreign private adviser that assists CGCIM in identifying, evaluating, and monitoring investment opportunities for certain Opportunistic Credit Existing Affiliated Funds and Distressed Credit Existing Affiliated Funds, on behalf of itself and its successors:

•

Carlyle CLO Management L.L.C. (“Carlyle CLO Manager” and, together with CGCIM, APEIM, the European Manager and CIC, the “Existing Advisers”), which (a) is under common control with CGCIM, (b) is a relying adviser of an investment adviser, Carlyle Investment Management L.L.C. (“CIM”), that (i) is registered with the Commission and (ii) that controls CGCIM, and (c) manages the Structured Credit Existing CLOs (as defined in Schedule A hereto), on behalf of itself and its successors;

•

TCG BDC SPV LLC (“BDC I Sub A”), a wholly-owned subsidiary controlled by BDC I, Carlyle Credit Solutions SPV LLC (“BDC II Sub”), a wholly-owned subsidiary controlled by BDC II and Carlyle Credit Solutions SPV 2 LLC, a wholly-owned subsidiary controlled by BDC II (“BDC II Sub 2”), OCPC Credit Facility SPV LLC, a wholly-owned subsidiary controlled by CTAC (“CTAC SPV”) (the “Existing Wholly-Owned Investment Subs”); Middle Market Credit Fund, LLC (“MMCF”, a Delaware limited liability company, in which BDC I owns a 50% unconsolidated economic interest (the “Existing Joint Venture”) and a Joint Venture (as defined below);

•

TCG Capital Markets L.L.C. (“TCG Capital Markets”), a majority owned subsidiary of The Carlyle Group L.P. (“Carlyle”) that is registered with the Commission as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•

TCG Senior Funding L.L.C. (“TCG Senior Funding” and, together with BDC I, BDC II, CTAC, CAPM, CCIF, the Existing Advisers, the Existing Affiliated Funds, the Existing Joint Venture, the Existing Wholly-Owned Investment Subs and TCG Capital Markets, the “Applicants”), a majority-owned subsidiary of Carlyle that was formed to originate, underwrite, structure and place loans.[4]

[4]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

[5]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[8]

“Adviser” means an existing Adviser and any other investment adviser controlling, controlled by, or under common control with an existing Adviser. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A.	Existing Regulated Funds

Carlyle Secured Lending, Inc.

BDC I is a Maryland corporation incorporated on February 8, 2012, and structured as an externally managed, non-diversified closed-end investment company. On May 2, 2013, BDC I filed its election to be regulated as a BDC under the Act. BDC I has elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and operates in a manner so as to qualify for the tax treatment applicable to RICs.

BDC I’s Objectives and Strategies are to generate current income and capital appreciation primarily through debt investments. BDC I’s core investment strategy focuses on lending to U.S. middle market companies, which BDC I defines as companies with approximately $25 million to $100 million of EBITDA, which BDC I believes is a useful proxy for cash flow. BDC I seeks to achieve its investment objective primarily through direct originations of secured debt (which we refer to as “Middle Market Senior Loans”), including first lien senior secured loans (which may include stand-alone first lien loans, first lien/last out loans and “unitranche” loans) and second lien senior secured loans, with the balance of its assets invested in higher yielding investments (which may include unsecured debt, mezzanine debt and investments in equities). The Middle Market Senior Loans are generally made to private U.S. middle market companies that are, in many cases, controlled by private equity firms. Depending on market conditions, BDC I expects that between 70% and 80% of the value of its assets will be invested in Middle Market Senior Loans.

The Board of BDC I is comprised of seven directors, five of whom are Independent Directors of BDC I.10

Carlyle Credit Solutions, Inc.

BDC II is a Maryland corporation incorporated on February 10, 2017. BDC II is structured as an externally managed, non-diversified closed-end investment company. On October 2, 2017, BDC II filed its election to be regulated as a BDC under the Act. BDC II is conducting a private offering of its shares of common stock to investors in reliance on exemptions from the registration requirements of the Securities Act. The initial capital drawdown from its investors was settled on October 4, 2017. Shortly thereafter, BDC II commenced its operations. BDC II has elected to be treated as a RIC under Subchapter M of the Code, and operates in a manner so as to qualify for the tax treatment applicable to RICs.

BDC II’s Objectives and Strategies are to generate attractive risk adjusted returns and current income primarily by investing in senior secured term loans to U.S. middle market companies in which private equity sponsors hold, directly or indirectly, a financial interest in the form of debt and/or equity. BDC II’s core investment strategy focuses on lending to U.S. middle market companies, which BDC II defines as companies with approximately $25 million to $100 million of EBITDA, which BDC II believes is a useful proxy for cash flow.

[10]	The Board of each Future Regulated Fund will consist of a majority of members who are not “interested persons” of such Future Regulated Fund within the meaning of Section 2(a)(19) of the Act.

BDC II seeks to achieve its investment objective through direct originations of Middle Market Senior Loans, including first lien senior secured loans, “unitranche” loans and second lien senior secured loans, with the balance of its assets invested in investments that are typically higher yielding than Middle Market Senior Loans (which may include unsecured debt, mezzanine debt and investments in equities), although it may make investments in issuers with EBITDA outside of such range.

The Board of BDC II is comprised of seven directors, five of whom are Independent Directors of BDC II.

Carlyle Tactical Private Credit Fund

CTAC is Delaware statutory trust. CTAC is structured as a non-diversified, closed-end management investment company that is operated as an interval fund. CTAC has elected to be treated as a RIC under Subchapter M of the Code, and operates in a manner so as to qualify for the tax treatment applicable to RICs.

CTAC’s investment objective is to generate current income by opportunistically allocating its assets across a wide range of credit strategies. Under normal circumstances, CTAC will seek to invest at least 80% of its assets in private fixed-income securities and credit instruments. CTAC will opportunistically allocate its investments in private credit instruments across any number of the following credit strategies: (a) liquid credit (including broadly syndicated loans); (b) direct lending (including first lien loans, second lien loans, unitranche loans and mezzanine debt); (c) opportunistic credit (including private credit solutions, special situations and market dislocations); (d) structured credit (including CLOs); and (e) real assets (including infrastructure and aviation assets). To a lesser extent, CTAC also may invest in distressed credit.

The Board of CTAC is comprised of five directors, three of whom are Independent Directors of CTAC.

Carlyle AlpInvest Private Markets Fund

CAPM is a Delaware statutory trust that was formed on December 7, 2021. CAPM is a non-diversified, closed-end investment company that intends to provide periodic liquidity with respect to its shares through periodic repurchase offers pursuant to Rule 13e-4 under the Exchange Act. APEIM serves as investment adviser to CAPM and CGCIM serves as sub-adviser. CAPM has elected to be treated as a RIC under Subchapter M of the Code, and operate in a manner so as to qualify for the tax treatment applicable to RICs.

CAPM’s investment objective is to generate long-term capital appreciation. Under normal circumstances, CAPM intends to invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in private markets investments. For purposes of this policy, private markets investments include, without limitation, (a) as part of CAPM’s “Direct Investments” strategy, direct investments in individual portfolio companies alongside third-party private equity and private credit funds; (b) as part of CAPM’s “Secondary Investments” strategy, secondary purchases of interests in third-party private equity and private credit funds and portfolio companies; (c) as part of CAPM’s “Primary Investments” strategy, direct subscriptions for interests in third-party private equity and private credit funds; and (d) investments in privately placed bank loans and other debt instruments and loans to private companies. As part of its principal investment strategies, CAPM expects to invest in underlying funds and portfolio companies organized both within and outside of the United States. CAPM will invest in broadly syndicated term loans and other fixed income investments in order to manage its cash and liquidity needs while earning an incremental return. CAPM may engage in additional investment strategies in the future.

The Board of CAPM is comprised of four trustees, three of whom are Independent Trustees of CAPM.

Carlyle Credit Income Fund

CCIF is a Delaware statutory trust. Pursuant to a definitive agreement, CGCIM became investment adviser to CCIF, as approved by CCIF shareholders pursuant to a special meeting held on June 15, 2023. CCIF is a non, diversified closed-end management investment company. CCIF has elected to be treated as a RIC under Subchapter M of the Code, and operates in a manner so as to qualify for the tax treatment applicable to RICs.

CCIF’s investment objective is to generate current income, with a secondary objective to generate capital appreciation. CCIF sees to achieve our investment objectives by investing primarily in equity and junior debt tranches of CLOs that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors. CCIF may also invest in other related securities and instruments or other securities and instruments that CGCIM believes are consistent with our investment objectives, including senior debt tranches of CLOs, loan accumulation facilities (“LAFs”) and securities issued by other securitization vehicles, such as collateralized bond obligations, or “CBOs.” LAFs are short- to medium-term facilities often provided by the bank that will serve as the placement agent or arranger on a CLO transaction. LAFs typically incur leverage between four and six times prior to a CLO’s pricing. The CLO securities in which CCIF primarily seeks to invest are unrated or rated below investment grade and are considered speculative with respect to timely payment of interest and repayment of principal. Unrated and below investment grade securities are also sometimes referred to as “junk” securities. In addition, the CLO equity and junior debt securities in which CCIF invests are highly leveraged (with CLO equity securities typically being leveraged ten times), which magnifies the risk of loss on such investments.

The Board of CCIF is comprised of five trustees, three of whom are Independent Trustees of CCIF.

B.	The Existing Affiliated Funds

The Existing Affiliated Funds are investment funds each of whose investment adviser is an Adviser and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act.11 A list of the Existing Affiliated Funds and their respective investment advisers is included on Schedule B hereto.

C.	The Existing Advisers

Each of the Existing Advisers was organized as a limited liability company under the laws of the state of Delaware or a limited liability partnership organized under the laws of the United Kingdom and is privately held. Each of the Existing Advisers is an indirect subsidiary of The Carlyle Group, Inc. (NYSE: CG) and has registered with the Commission pursuant to Section 203 of the Advisers Act or relies on the registration of another Existing Adviser under the Advisers Act or, in the case of European Manager, is an exempt reporting adviser that is not required to register under the Advisers Act, or in the case of CIC, a foreign private adviser that is not required to register under the Advisers Act. Each of the European Manager and CIC is registered with the UK Financial Conduct Authority (the “FCA”) and provides investment management or advisory services.

CGCIM. CGCIM serves as investment adviser to each of BDC I, BDC II, CTAC, CCIF, and certain Existing Affiliated Funds and the sub-adviser to CAPM pursuant to the terms of their respective investment advisory agreements. CGCIM will review investments with respect to BDC I, BDC II, CTAC, CCIF, certain Existing Affiliated Funds and CAPM for which it serves as investment adviser or sub-adviser, as applicable, to determine whether or not each entity should invest in a new portfolio company and, if so, to what extent.

APEIM. APEIM serves as the investment adviser to CAPM pursuant to the terms of its investment advisory agreements. APEIM will review investments with respect to CAPM to determine whether or not it should invest in a new portfolio company and, if so, to what extent.

European Manager. The European Manager serves as the investment adviser to certain Existing Affiliated Funds pursuant to the terms of their respective investment advisory agreements. The European Manager will review investments with respect to the Existing Affiliated Funds for which it serves as investment adviser to determine whether or not each entity should invest in a new portfolio company and if so, to what extent.

[11]	In the future, the Affiliated Fund may register as a closed-end management investment company under the Act and, if so registered, will be considered a Regulated Fund for purposes of this application.

CIC. CIC is a wholly-owned subsidiary of Carlyle that provides investment advice to CGCIM and its affiliates with respect to identifying, evaluating, and monitoring investment opportunities for certain Existing Affiliated Funds.

Carlyle CLO Manager. Carlyle CLO Manager serves as investment adviser to certain Existing Affiliated Funds pursuant to the terms of their respective investment advisory agreements. Carlyle CLO Manager will review investments with respect to the Existing Affiliated Funds for which it serves as investment adviser to determine whether or not each entity should invest in a new portfolio company and, if so, to what extent.

D.	The Existing Wholly-Owned Investment Subs

Each of the Wholly-Owned Investment Subs is a wholly-owned subsidiary of a Regulated Fund that is controlled by the Regulated Fund of which it is a subsidiary.

E.	The Existing Joint Venture

The Existing Joint Venture is a Joint Venture of BDC I. The Existing Joint Venture was established with Credit Partners USA LLC (“Credit Partners”) primarily to invest in first lien loans of middle market companies sourced primarily by BDC I and its affiliates. Portfolio and investment decisions with respect to the Existing Joint Venture must be unanimously approved by a quorum of the Existing Joint Venture’s investment committee consisting of an equal number of representatives of BDC I and Credit Partners.

F.	TCG Capital Markets L.L.C.

TCG Capital Markets is a Delaware limited liability company formed on October 12, 2017 and existing under the laws of the State of Delaware. TCG Capital Markets is a majority-owned subsidiary of Carlyle. TCG Capital Markets is the affiliated entity through which Carlyle underwrites, syndicates, places and arranges securities of corporate issuers, among other related activities, including U.S.-based marketing and fundraising for Global Credit.

TCG Capital Markets is registered as a limited purpose broker-dealer with the Commission and is a member of the Financial Industry Regulatory Authority (“FINRA”). It is also registered as a broker-dealer in all 50 states and the District of Columbia.

G.	TCG Senior Funding L.L.C.

TCG Senior Funding is a Delaware limited liability company formed on October 12, 2017 and existing under the laws of the State of Delaware. TCG Senior Funding is a majority-owned subsidiary of Carlyle and was formed to originate, underwrite, structure and place loans. TCG Senior Funding is advised by CGCIM pursuant to an investment management agreement.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A.	Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”12 in which the fund is a participant without first obtaining an order from the SEC.

Section 57(a)(4), in relevant part, prohibits any person related to a business development company in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B.	Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). The Existing Advisers are each majority-owned by Carlyle, are under common control, and are thus affiliated persons of each other. Accordingly, with respect to each Existing Adviser, and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with an Existing Adviser, and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C.	Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten

[12]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.13

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,14 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,15 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.16

4. No Remuneration. Any transaction fee17 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

[13]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.
[14]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[15]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[16]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[17]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.18

6.	Dispositions:

(a) Prior to any Disposition19 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.20

7.	Board Oversight:

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

[18]	The Affiliated Entities may adopt shared Co-Investment Policies.
[19]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[20]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).21

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A.	Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B.	Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

[21]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).22 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application, the Notice and the Order to:

Joshua Lefkowitz

Chief Legal Officer

Carlyle Global Credit Investment Management LLC

One Vanderbilt Avenue

Suite 3400

New York, NY 10017

(212) 813-4900

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

William G. Farrar

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4940

B.	Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf

[22]

See, e.g., Polen Credit Opportunities Fund, et al. (File No. 812-15457) Release No. IC-35183 (May 2, 2024) (notice), Release No. IC-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01) Release No. IC-35173 (April 19, 2024) (notice), Release No. IC-35192 (May 15, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415), Release No. IC-35001 (September 20, 2022) (notice), Release No. IC-35032 (October 17, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15461), Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp., et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order).

of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 18th day of June, 2025.

CARLYLE SECURED LENDING, INC.

CARLYLE CREDIT SOLUTIONS, INC.

TCG BDC SPV LLC

MIDDLE MARKET CREDT FUND, LLC

CARLYLE CREDIT SOLUTIONS SPV LLC

CARLYLE DIRECT LENDING CLO 2015-1R LLC

CARLYLE CREDIT SOLUTIONS SPV 2 LLC

OCPC CREDIT FACILITY SPV LLC

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE TACTICAL PRIVATE CREDIT FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Secretary

CARLYLE ALPINVEST PRIVATE MARKETS FUND

By:	/s/ Joseph O’Connor
Name: Joseph O’Connor Title: Managing Director

By: /s/ Cameron Fairall
Name: Cameron Fairall Title: Chief Legal Officer

CARLYLE CREDIT INCOME FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Chief Legal Officer & Secretary

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Global Credit Chief Legal Officer

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer

CPC V, LP

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CPC V SPV LLC

By:	CPC V, L.P., its sole member

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

[Signature Page to Application]

MC UNI LLC

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

MC UNI SUBSIDIARY LLC MC UNI SUBSIDIARY II (BLOCKER) LLC

By:	MC UNI LLC, its managing member

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

[Signature Page to Application]

CDL 2018-1, L.L.C. CDL 2018-1 SPV LLC

By:	CDL 2018-1 Manager, L.L.C., its manager

By:	CDL 2018-1 GP, L.L.C., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CDL 2018-2, L.P.

By:	CDL 2018-2 GP, Ltd., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P. CARLYLE ONTARIO CREDIT SLP L.L.C

By:	TCG OPT Credit GP, Ltd., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P.

By:	Carlyle Ontario Credit SLP L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Vice President

CARLYLE SKYLINE CREDIT FUND, L.P.

By:	Carlyle Skyline Credit Fund GP, L.P., its general partner

By:	Carlyle Skyline Credit Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CDL 2020-3, L.L.C.

By:	CDL 2020-3 MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CARLYLE CLO MANAGEMENT L.L.C.

By:	/s/ Catherine L. Ziobro
Name: Catherine L. Ziobro Title: Authorized Person

[Signature Page to Application]

CARLYLE CLO FUND, L.P.

By:	Carlyle CLO Partners GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE GLOBAL MARKET STRATEGIES CLO

2012-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2013-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2014-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2015-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO

2016-1, LTD.

By:	/s/ Kriste Rankin
Name: Kriste Rankin Title: Director

[Signature Page to Application]

CARLYLE C17 CLO, LTD.

By:	/s/ Mora Goddard
Name: Mora Goddard Title: Director

CARLYLE US CLO 2020-2, LTD. CARLYLE US CLO 2021-2, LTD.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah Title: Director

CARLYLE US CLO 2019-4, LTD.

By:	/s/ Priscilla Shire
Name: Priscilla Shire Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-2-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-3- R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-4-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD.

CARLYLE US CLO 2016-4, LTD.

CARLYLE US CLO 2017-1, LTD.

CARLYLE US CLO 2017-2, LTD.

CARLYLE US CLO 2017-3, LTD.

CARLYLE US CLO 2017-4, LTD.

CARLYLE US CLO 2017-5, LTD.

CARLYLE US CLO 2018-1, LTD.

CARLYLE US CLO 2018-2, LTD.

CARLYLE US CLO 2018-3, LTD.

CARLYLE US CLO 2018-4, LTD.

CARLYLE US CLO 2019-1, LTD.

CARLYLE US CLO 2019-2, LTD.

CARLYLE US CLO 2019-3, LTD.

CARLYLE US CLO 2020-1, LTD.

CARLYLE US CLO 2021-1, LTD.

CARLYLE US CLO 2023-C, LTD.

CARLYLE US CLO 2023-5, LTD.

CARLYLE US CLO 2024-3, LTD.

CARLYLE US CLO 2024-4, LTD.

CARLYLE US CLO 2024-2, LTD.

By:	/s/ John Fawkes
Name: John Fawkes Title: Director

[Signature Page to Application]

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P.

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P.

CEMOF II COINVESTMENT, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P.

CEMOF II AIV, L.P.

CEMOF II AIV ONE, L.P.

CEMOF II AIV TWO, L.P.

CEMOF II AIV THREE, L.P.

CEMOF II AIV FOUR, L.P.

CEMOF II-A AIV, L.P.

CEMOF II-A AIV ONE, L.P.

CEMOF II-A AIV TWO, L.P.

CEMOF II-A AIV THREE, L.P.

CEMOF II-A AIV FOUR, L.P.

CEMOF II OFFSHORE INVESTORS, L.P.

By:	CEMOF II General Partner, L.P., its general partner

By:	TC Group CEMOF II, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CEMOF-A COINVESTMENT PARTNERS, L.P.

By:	CEMOF General Partner Cayman, L.P., its general partner

By:	CEMOF GP Cayman, Ltd., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

[Signature Page to Application]

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P.

CARLYLE CREDIT OPPORTUNITIES FUND, L.P.

CCOF CAYMAN, L.P.

CCOF CO-INVESTMENT, L.P.

CCOF NORTH CO-INVESTMENT, L.P.

CCOF MASTER, L.P.

CCOF PARALLEL AIV, L.P.

CCOF PARALLEL AIV INVESTORS, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P.

CCOF GEM CO-INVESTMENT, L.P.

CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD.

CCOF ONSHORE CO-BORROWER LLC

By:	CCOF General Partner, L.P., its general partner

By:	CCOF, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF MASTER CAYMAN, LTD.

By:	/s/ David Lobe
Name: David Lobe Title: Director

CCOF S.à r.l.

By:	/s/ Timothy Fetter
Name: Timothy Fetter Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MASTER S.à r.l. CCOF SPV I S.à r.l. CCOF MASTER CO-INVESTMENT S.à r.l. CCOF CO-INVESTMENT S.à r.l

By:	/s/ Timothy Fetter
Name: Timothy Fetter Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MAIN SPV, L.P.

By:	CCOF SPV GP L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT, L.P.

By:	Carlyle Tango RE Credit GP, L.P., its general partner

By:	Carlyle Tango, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P.

By:	CCOF II General Partner, L.P., its general partner

By:	CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp CCOF II LUX FEEDER, SCSp

By:	CCOF II Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF II ONSHORE SPV, L.P.

By:	CCOF II SPV GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER CAYMAN, LTD.,

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P.

By:	CCOF II Note Issuer General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER S.à r.l. CCOF II SPV S.à r.l.

By:	/s/ Timothy Fetter
Name: Timothy Fetter Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE STRATEGIC PARTNERS IV, L.P. CSP IV COINVESTMENT, L.P. CSP IV S-1B AIV, L.P.

By:	CSP IV General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV COINVESTMENT (CAYMAN), L.P. CSP IV (CAYMAN 1), L.P. CSP IV ACQUISITIONS, L.P.

By:	CSP IV (Cayman 1) General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV S-1 AIV, L.P. CSP IV S-1A AIV, L.P.

By:	Carlyle Strategic Partners IV, L.P., its general partner

By:	CSP IV General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREDIT ACQUISITIONS (CAYMAN-3), L.P.

By:	Credit Acquisitions-3 General Partner, L.P., its general partner

By:	Credit Acquisitions-3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV ARF (Cayman 3), L.P.

By:	CSP IV ARF General Partner, L.P., its general partner

By:	CSP IV ARF Delaware 3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

[Signature Page to Application]

CSP IV (CAYMAN 2), L.P.

By:	CSP IV (Cayman 2) General Partner, L.P., its general partner

By:	CSP IV (Cayman 2) GP, Ltd., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CSP IV (CAYMAN 3), L.P.

By:	CSP IV (Cayman 3) General Partner, L.P., its general partner

By:	CSP IV (Cayman 3) GP, Ltd., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

[Signature Page to Application]

CARLYLE CLOVER PARTNERS, L.P. CARLYLE CLOVER PARTNERS 2, L.P.

By:	CREV General Partner, L.P., its general partner

By:	CREV General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

TCG CAPITAL MARKETS L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer

TCG SENIOR FUNDING L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer of Global Credit

CARLYLE REVOLVING LOAN FUND, L.P.,

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV COINVESTMENT, L.P. CLOVER FINANCING SPV, L.P.

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV CAYMAN, L.P.

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE INFRASTRUCTURE CREDIT FUND, L.P.,

By:	CICF General Partner, L.P., its general partner

By:	CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P. CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P.

By:	TCG Bravo Credit GP, Ltd., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CELF ADVISORS LLP

By:	CELF, L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Director

CIC ADVISORS LLP

By:	CIC UK, L.L.C., its controlling member

By:	/s/ Kristie Weaver
Name: Kristie Weaver
Title: Director

CARLYLE EURO CLO 2013-1 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-2 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-3 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-2 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-2 DAC

CARLYLE EURO CLO 2017-1 DAC

CARLYLE EURO CLO 2017-2 DAC

CARLYLE EURO CLO 2017-3 DAC

CARLYLE EURO CLO 2018-1 DAC

CARLYLE EURO CLO 2019-2 DAC

CARLYLE EURO CLO 2020-2 DAC

CARLYLE EURO CLO 2021-1 DAC

CARLYLE EURO CLO 2021-2 DAC

CARLYLE EURO CLO 2021-3 DAC

By:	/s/ Raymund Ado
Name: Raymund Ado Title: Director

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-1 DAC CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-3 DAC CARLYLE EURO CLO 2018-2 DAC CARLYLE EURO CLO 2019-1 DAC CARLYLE EURO CLO 2020-1 DAC

By:	/s/ Raymund Ado
Name: Raymund Ado Title: Director

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-1 DAC CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-1 DAC

By:	/s/ Helena Hynes
Name: Helena Hynes Title: Director

CARLYLE US CLO 2021-3S, LTD.

CARLYLE US CLO 2021-4, LTD.

CARLYLE US CLO 2021-5, LTD.

CARLYLE US CLO 2021-7, LTD.

CARLYLE US CLO 2021-8, LTD.

CARLYLE US CLO 2021-10, LTD.

CARLYLE US CLO 2021-11, LTD.

CARLYLE US CLO 2022-2, LTD.

CARLYLE US CLO 2022-3, LTD.

CARLYLE US CLO 2023-3, LTD.

CARLYLE US CLO 2024-1, LTD.

CARLYLE US CLO 2022-H, LTD.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah Title: Director

CARLYLE US CLO 2021-6, LTD. CARLYLE US CLO 2021-9, LTD. CARLYLE US CLO 2022-1, LTD.

By:	/s/ Aoife Kenny
Name: Aoife Kenny Title: Director

CICF COINVESTMENT, L.P.

By:	CICF General Partner, L.P., its general partner

By:	CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P. By: CICF NOTE ISSUER GENERAL PARTNER, L.L.C., its general partner
By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CICF LUX FEEDER, SCSP By: CICF LUX GP, S.à.r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND

(PARALLEL) AIV, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P.

By: CCOF General Partner, L.P., its general partner

By: CCOF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC

CARLYLE BRAVO CREDIT INVESTOR, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P.

By: CCOF II General Partner, L.P., its general partner

By: CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP

CCOF II PARALLEL AIV INVESTORS, SCSP

By: CCOF II LUX GENERAL PARTNER S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

PROJECT MEDIACO, L.P.

PROJECT HARMONY, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II- N MAIN, L.P.

By: CCOF II General Partner, L.P., its general partner

By: CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE SPINNAKER PARTNERS 2, L.P. CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P. By: CARLYLE SPINNAKER PARTNERS 2 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE REVOLVING LOAN FUND II, L.P. CREV II CAYMAN, L.P. By: Carlyle Revolving Loan II GP, L.P., its general partner By: Carlyle Revolving Loan II GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING FUND (LEVERED), L.P. CARLYLE DIRECT LENDING FUND, L.P. By: CARLYLE DIRECT LENDING FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C. By: CARLYLE FALCON STRUCTURED SOLUTIONS MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG AURORA CREDIT GP LTD., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CREV II COINVESTMENT, L.P. By: CARLYLE REVOLVING LOAN II GP, L.P., its general partner By: CARLYLE REVOLVING LOAN II GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P. By: TCG OPT CREDIT SPV GP, LTD., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CARLYLE SKYLINE CREDIT FUND AIV, L.P. By: CARLYLE SKYLINE CREDIT FUND GP, L.P., its general partner By: CARLYLE SKYLINE CREDIT FUND GP, L.L.C., its general partner
By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP CCOF II LUX FEEDER IRVING AIV, SCSP By: CCOF II LUX GENERAL PARTNER S.a.r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C.

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P.

By: CCOF II GENERAL PARTNER, L.P., its general partner

By: CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV BRAWN AIV, L.P.

BRAWN COINVEST ELECTING INVESTORS, L.P.

CSP IV COINVEST BRAWN INVESTORS, L.P.

CSP IV COINVEST BRAWN, L.P.

CSP IV (PARALLEL) AIV I, L.P.

By: CSP IV GENERAL PARTNER, L.P., its general partner

By: TC GROUP CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV CREDIT INVESTOR, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT SPLITTER, L.P. By: CARLYLE TANGO RE CREDIT GP, L.P., its general partner By: CARLYLE TANGO, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG CEDAR CREDIT GP LTD., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CARLYLE AURORA REVOLVING LOAN FUND, L.P. By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.P., its general partner By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P. By: CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CBAM 2017-1, LTD.

CBAM 2017-2, LTD.

CBAM 2017-3, LTD.

CBAM 2017-4, L.L.C.

CBAM 2017-4, LTD.

CBAM 2018-5, LTD.

CBAM 2018-6, LTD.

CBAM 2018-7, LTD.

CBAM 2018-8, LTD.

CBAM 2019-9, LTD.

CBAM 2019-10, LTD.

CBAM 2019-11R, LTD.

CBAM 2020-12, LTD.

CBAM 2020-13, LLC

CBAM 2020-13, LTD.

CBAM 2021-14, LTD.

CBAM 2021-15, LLC

By: CBAM CLO Management LLC, its portfolio manager

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III, L.P.

By:	CCOF III General Partner, L.P., its general partner

By:	CCOF III L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP

By:	CCOF III Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P.

By:	CCOF III Plus General Partner, L.P., its general partner

By:	CCOF III Plus L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP

By:	CCOF III Plus Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex
Title: Manager

CFLEX EU HOLDINGS S.À R.L.

By:	/s/ Timothy Fetter
Name: Timothy Fetter Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CDL JUNIPD, L.P.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Chief Legal Officer of Global Credit

CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FUND, L.P.,

CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P.,

CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FEEDER FUND, L.P.,

CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FEEDER FUND (PARALLEL), L.P.,

CFLEX SUB (PARALLEL), L.P.

By:	Carlyle Flexible Credit Opportunities Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CARLYLE PRIVATE MARKETS S.A. SICAV-UCI PART II

By:	/s/ Timothy Fetter
Name: Timothy Fetter Title: Director

By:	/s/ Matthijs Haarsma
Name: Matthijs Haarsma Title: Director

CCOF II PRIVATE INVESTORS FEEDER, L.P., CCOF II (PARALLEL) PASTRY FEEDER AIV, L.P., CCOF II (PARALLEL) PASTRY AIV, L.P. CCOF II-G PASTRY AIV, L.P., CCOF II-N PASTRY AIV, L.P.

By:	CCOF II General Partner, L.P., its general partner

By:	CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE SPINNAKER PASTRY AIV, L.P.,

By:	Carlyle Spinnaker Partners 2 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF III (PARALLEL) ONSHORE INVESTORS B AIV, L.P.,

CCOF III (PARALLEL) OFFSHORE INVESTORS A AIV, L.P.,

CCOF III (PARALLEL) OFFSHORE INVESTORS B AIV, L.P.,

CCOF III (PARALLEL) PASTRY FEEDER AIV, L.P.,

CCOF III PASTRY AGGREGATOR L.P.,

CCOF III (PARALLEL) PASTRY AIV, L.P.,

CCOF III (PARALLEL) ONSHORE INVESTORS A AIV, L.P.,

CCOF III (PARALLEL) LITMUS FEEDER AIV, L.P.,

CCOF III (PARALLEL) LITMUS AIV, L.P.,

CCOF III LITMUS AGGREGATOR, L.P.,

By:	CCOF III General Partner, L.P., its general partner

By:	CCOF III L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF ALERA AGGREGATOR, L.P.

By:	CCOF General Partner, L.P., its general partner

By:	CCOF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II (PARALLEL) PASTRY AIV INVESTORS B, LLC, CCOF III (PARALLEL) PASTRY AIV INVESTORS B, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CCOF II PARALLEL LITMUS AIV INVESTORS 3, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CARLYLE INFRASTRUCTURE CREDIT FUND II, L.P.

By:	CICF II General Partner, L.P., its general partner

By:	CICF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CARLYLE DIVERSIFIED PRIVATE INVESTMENTS EQUITY FEEDER, L.P., CDPI CO-INVESTMENT, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS INSURANCE FEEDER, L.P.

By:	CDPI General Partner, L.P., its general partner

By:	CDPI L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CARLYLE ASSET FINANCE, L.P., CARLYLE ASSET FINANCE CO-INVESTMENT, L.P.

By:	CAF General Partner, L.P., its general partner

By:	CAF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CCOF SMA PASTRY AIV INVESTORS A, LLC, CCOF SMA PASTRY AIV INVESTORS B, LLC, CCOF III (PARALLEL) PASTRY AIV INVESTORS A, LLC, CCOF II (PARALLEL) PASTRY AIV INVESTORS A, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CSS MH 2023-1 TRUST, CSS MH 2023-1 LLC

By:	CSS MH 2023-1 Topco L.L.C., its sole member

By:	CSS MH 2023-1 Topco Manager L.L.C, its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CCOF III PSV CO-INVESTMENT, L.P.,

CARLYLE CREDIT OPPORTUNITIES FUND III

PRIVATE SECURITIZATION VEHICLE FEEDER,

L.P.,

CARLYLE CREDIT OPPORTUNITIES FUND III

PRIVATE SECURITIZATION VEHICLE

BORROWER, L.P.,

By:	CCOF III PSV General Partner, L.P., its general partner

By:	CCOF III PSV L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CFLEX LEVERED SUB, L.L.C.,

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President
CFLEX HOLDINGS II SPV, L.P., CFLEX HOLDINGS I SPV, L.P.

By:	Carlyle Flexible Credit Opportunities Fund GP, L.P., its general partner

By:	Carlyle Flexible Credit Opportunities Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CCOF III (PARALLEL) LITMUS AIV INVESTORS, LLC, CCOF III (PARALLEL) LITMUS AIV INVESTORS 2, LLC, CCOF III (PARALLEL) LITMUS AIV INVESTORS 3, LLC,

/s/ David Lobe
Name: David Lobe Title: Vice President

TCG CREDIT KFA CO-INVEST, LLC

By:	TCG Credit KFA Co-Invest Manager LLC, its non-member manager

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CFLEX INVESTMENT HOLDINGS, L.P.

By:	CFLEX ILP GP, L.L.C., its general partner

By:	/s/ Naima Garvin
Name: Naima Garvin
Title: Vice President

CARLYLE US CLO 2022-1—BLOCKER, LTD.,

CARLYLE US CLO 2022-2—BLOCKER, LTD.,

CARLYLE US CLO 2022-3—BLOCKER, LTD.,

CARLYLE US CLO 2022-4—BLOCKER, LTD.,

CARLYLE US CLO 2022-5—BLOCKER, LTD.,

CARLYLE US CLO 2022-6—BLOCKER, LTD.

By:	/s/ John Fawkes
Name: John Fawkes Title: Director

CARLYLE US CLO 2023-2, LTD.

By:	/s/ Samuel Kuria
Name: Samuel Kuria
Title: Director

CARLYLE US CLO 2023-1, LLC

By:	/s/ Melissa Stark
Name: Melissa Stark
Title: Manager

CARLYLE US CLO 2023-4, LTD.

By:	/s/ Aoife Kenny
Name: Aoife Kenny
Title: Director

CARLYLE CHARLIE OPPORTUNISTIC CREDIT FEEDER, L.P.

By:	TCG Charlie Credit GP, Ltd., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan
Title: Director

ALPINVEST CO-INVESTMENT FUND (OFFSHORE) VIII, L.P.

By:	AlpInvest Co-Investment VIII GP, LLC, its general partner

By:	AlpInvest Co-Investment Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALP L GLOBAL PE SMA FUND, L.P.,

By:	ALP L Global GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ACCESS FUND III, L.P.

By:	AlpInvest Access III GP, LP, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SECONDARIES FUND (OFFSHORE) VII, L.P.

By:	AlpInvest Secondaries VII GP, LLC, its general partner

By:	AlpInvest Secondary Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST FINANCE STREET II, L.P.

By:	AlpInvest Finance Street II GP, L.P., as its general partner

By:	AlpInvest Co-Investment Ultimate GP I, LLC, as its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST GRIO FUND, L.P.

By:	AlpInvest GRIO GP, LLC, its general partner

By:	AlpInvest US Holdings, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST PEP SECONDARY FUND 2021, L.P.

By:	AlpInvest Private Equity Program 2021 GP, L.P.,its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SIG FUND, L.P.,

By:	AlpInvest SIG Fund GP, LLC, its general partner

By:	AlpInvest US Holdings, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SPIRE FUND, L.P.

By:	AlpInvest Spire GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASF VII ACCESS SIDECAR, L.P.

By:	AlpInvest ASF VII Access Sidecar GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASF VII G SIDECAR, L.P.

By:	AlpInvest ASF VII Sidecar GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASF VII PACIFIC SIDECAR, L.P.

By:	AlpInvest ASF VII Sidecar GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

CENDANA I, L.P.

By:	AlpInvest Cendana I GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CO-INVESTMENT FUND (ONSHORE) VIII, L.P.

By:	AlpInvest Co-Investment VIII GP, LLC, its general partner

By:	AlpInvest Co-Investment Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SECONDARIES FUND (ONSHORE) VII, L.P.

By:	AlpInvest Secondaries VII GP, LLC, its general partner

By:	AlpInvest Secondary Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ACCESS FUND II, L.P.

By:	AlpInvest Access II GP, LLC, its general partner

By:	AlpInvest Co-Investment Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ACCESS FUND II-A, L.P.

By:	AlpInvest Access II GP, LLC, its general partner

By:	AlpInvest Co-Investment Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST C FUND, L.P.,

By:	AlpInvest C GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST C FUND II, L.P.

By:	AlpInvest C II GP, LLC, its general partner

By:	AlpInvest Co-Investment Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST HLI FUND, L.P.

By:	AlpInvest HLI GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CHESAPEAKE SCF I, L.P.

By:	AlpInvest Chesapeake SCF I GP, LLC, its general partner

By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST EDISON FUND, L.P.

By:	AlpInvest Edison GP, LLC, its general partner

By:	AlpInvest US Holdings, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST HARVEST FUND, L.P.

By:	AlpInvest Harvest GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST FALCON SCF I, L.P.

By:	AlpInvest Falcon SCF I GP, LLC, its general partner

By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST NORTH RUSH III, L.P.

By:	AlpInvest North Rush III GP, L.P., its general partner

By:	AlpInvest Co-Investment Ultimate GP I , LLC,, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST WB SSMA, L.P.

By:	AlpInvest WB GP, L.P., its general partner

By:	AlpInvest Co-Investment IX Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

HLI STRATEGIC L.P.

By:	AlpInvest HLI GP, L.P., as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CO-INVESTMENT FUND (LUX MASTER) VIII, SCSP, ALPINVEST CO-INVESTMENT FUND (LUX EURO MASTER) VIII, SCSP

By:	AlpInvest Co-Investment VII Lux GP S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST SECONDARIES (LUX MASTER) VII, SCSP, ALPINVEST SECONDARIES FUND (LUX EURO MASTER) VII, SCSP

By:	AlpInvest Secondaries VII Lux GP S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST GENERALI SECONDARY II SCSP-RAIF

By:	AlpInvest G II GP S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

AJ II FUND C.V.

By:	AlpInvest J II GP B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PARTNERS PRIMARY FUND INVESTMENTS 2020 II C.V.

By:	AlpInvest Partners 2020 II B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PARTNERS SECONDARY INVESTMENTS 2020/2021 I C.V.

By:	AlpInvest Partners 2020/2021 GP I LLC, as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PM FUND C.V.

By:	AlpInvest PM GP B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

AP P C.V.

By:	AlpInvest P GP B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

GGG FUND II C.V.

By:	AlpInvest GGG II B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PRIVATE EQUITY INVESTMENT MANAGEMENT, LLC

By:	AlpInvest US Holdings, LLC, its managing members

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ATOM FUND (LUX MASTER), SCSP

By:	AlpInvest Atom Lux GP S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST ATOM FUND (OFFSHORE), L.P.

By:	AlpInvest Atom GP, L.P., its general partner

By:	AlpInvest Secondary Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ATOM FUND (ONSHORE), L.P.

By:	AlpInvest Atom Fund GP, L.P., its general partner

By:	AlpInvest Secondary Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ATOM FUND (OFFSHORE) II, L.P.

By:	AlpInvest Atom II GP, L.P., its general partner

By:	AlpInvest Atom II Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST PEP SECONDARY FUND 2022, L.P.

By:	AlpInvest Private Equity Program 2022 GP, LP, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST PSS FUND II, L.P.

By:	AlpInvest PSS II GP, LP, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST PHOENIX SCF I, L.P.

By:	AlpInvest Phoenix SCF I GP, LP, its general partner

By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

TOP CASTLE SIDECAR VII, L.P.

By:	AlpInvest ASF VII Top Castle Sidecar GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC, as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST INDIGO I CI, L.P.

By:	AlpInvest Indigo SCF I CI GP, L.P., its general partner

By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST INDIGO SCF I, L.P.

By:	AlpInvest Indigo SCF I GP, L.P., its general partner

By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CWS FUND, SCSP

By:	AlpInvest CWS GP, S.a.r.l., as its general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST GENERALI SCA, SICAV-RAIF

By:	AlpInvest G II GP, S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

AP KP FUND II SCSP

By:	AlpInvest KP II GP, S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

AP M C.V.

By:	AlpInvest M GP B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

AP M CO-INVESTMENT II C.V.

By:	AlpInvest M CO II GP B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

AP M SECONDARIES C.V.

By:	AlpInvest M Secondaries GP B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PG 2022 FUND C.V.

By:	AlpInvest PG 2022 GP B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ASP ASPIRE (CAYMAN), L.P.

By:	ASP VII GP CO, LLC, as its general partner

By:	AlpInvest US Holdings LLC, as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP MATRIX III, L.P.

By:	ASP 2021 Agg. GP, LLC, as its general partner

By:	AlpInvest US Holdings LLC, as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST HLI II FUND, L.P.

By:	AlpInvest HLI II GP, L.P., its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST N FUND, L.P.

By:	AlpInvest N GP, L.P., its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

AP P II C.V.

By:	AlpInvest P II GP B.V., as its general partner

By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST CO-INVESTMENT FUND (ONSHORE) IX, L.P.

By:	AlpInvest Co-Investment IX GP, L.P., its general partner

By:	AlpInvest Co-Investment IX Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CO-INVESTMENT FUND (OFFSHORE) IX, L.P.

By:	AlpInvest Co-Investment IX GP, L.P., its general partner

By:	AlpInvest Co-Investment IX Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CO-INVESTMENT FUND (LUX MASTER) IX, SCSP

By:	AlpInvest Co-Investment IX Lux GP S.a.r.l., as its general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST CO-INVESTMENT FUND (LUX EURO MASTER) IX, SCSP

By:	AlpInvest Co-Investment IX Lux GP S.a.r.l., as its general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

CARLYLE CLO PARTNERS, L.P.

By: Carlyle CLO Partners GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CARLYLE CREDIT OPPORTUNITIES CRHQ, SCSP

By: CCOF III Lux General Partner S.a r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex
Title: Manager

CARLYLE STRUCTURED SOLUTIONS G CO-INVEST, L.P.

By: Carlyle Structured Solutions G Co-Invest GP, L.P., its general partner

By: Carlyle Structured Solutions G Co-Invest GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CARLYLE INFRASTRUCTURE CREDIT FUND II (PARALLEL), S.C.SP.

By: CICF II Lux General Partner, S.a r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex
Title: Manager

CARLYLE INFRASTRUCTURE CREDIT FUND II (LEVERED), L.P.

By: CICF II General Partner, L.P., its general partner

By: CICF II, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

ALPINVEST SECONDARIES FUND (OFFSHORE) VIII, L.P.

By:	AlpInvest Secondaries VIII GP, L.P., its general partner

By:	AlpInvest Secondaries VIII Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SECONDARIES FUND (ONSHORE) VIII, L.P.

By:	AlpInvest Secondaries VIII GP, L.P., its general partner

By:	AlpInvest Secondaries VIII Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASF VIII SIDECAR, L.P.

By:	ASF VIII Sidecar GP, L.P., its general manager

By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST INDIGO II CI, L.P.

By:	AlpInvest Indigo Co-Invest GP, LLC, its general manager

By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CWS FUND III C.V.

By:	AlpInvest CWS GP III B.V., its general manager

By:	AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schuren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

AAF CI-A, L.P.

By:	AlpInvest Atom GP, L.P, its general manager

By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CORIENT FUND, L.P.

By:	AlpInvest Corient GP, L.P., its general manager

By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP GROVE, L.P.

By:	ASP 2023 Agg. GP, LLC, its general manager

By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP JORDAN, L.P.

By:	ASP VII GP Co, LLC, its general manager

By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP MARTIN, L.P.

By:	ASP 2023 Agg. GP, LLC, its general manager

By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP OYSTER, L.P.

By:	ASP VII GP Co, LLC, its general manager

By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST GRIO FUND II, L.P.

By:	AlpInvest GRIO GP II, L.P., its general partner

By:	AlpInvest Mult-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST REDC FUND, L.P.

By:	AlpInvest RedC GP, L.P., its general partner

By:	AlpInvest Mult-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SECONDARIES MERLION FUND, L.P.

By:	AlpInvest Secondaries Merlion GP, L.P., its general partner

By:	AlpInvest Secondaries VIII Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SIG II FUND, L.P.

By:	AlpInvest SIG II GP, L.P., its general partner

By:	AlpInvest US Holdings, LLC, its managing member

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST VICTORIA GROWTH PORTFOLIO, L.P.

By:	AlpInvest Victoria Growth Portfolio GP, L.P., its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

CCOF III (PARALLEL) PURPLE CO-INVEST AGGREGATOR, L.P.

By: CCOF III Purple Co-Invest GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CARLYLE US CLO 2024-8, LTD.

By:	/s/ John Fawkes
Name: John Fawkes
Title: Director

CSS SOLAR 2024-1 TOPCO LLC.

By: CSS Solar 2024-1 Topco Manager, LLC, its manager

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CCOF III NEXUS CO-INVEST AGGREGATOR, L.P.

By: CCOF III General Partner, L.P., its general partner

By: CCOF III L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

[Signature Page to Application]

Schedule A

The Existing Affiliated Funds consist of: (i) part of the following eight investment strategies of the Carlyle Global Credit segment; and (ii) AlpInvest Funds.

Global Credit

1. Private Credit:

(a) Each of the following entities within Private Credit is advised by CGCIM (the “Private Credit Existing CGCIM-Advised Funds”).

(1)	MC UNI LLC

(2)	CPC V, LP

(3)	CDL 2018-1, L.L.C.

(4)	CDL 2018-2, L.P.

(5)	Carlyle Ontario Credit Partnership, L.P.

(6)	Carlyle Skyline Credit Fund, L.P.

(7)	CDL 2020-3, L.L.C.

(8)	Carlyle Direct Lending Fund, L.P.

(9)	CDL JUNIPD, L.P.

(b) Each of the following entities within Private Credit are advised by CGCIM (the “Private Credit Existing Non-CGCIM-Advised Funds” and, together with the Private Credit Existing CGCIM-Advised Funds, the “Private Credit Existing Affiliated Funds”).

(1)	MC UNI Subsidiary LLC

(2)	MC UNI Subsidiary II (Blocker) LLC

(3)	CPC V SPV LLC

(4)	CDL 2018-1 SPV LLC

(5)	Carlyle Ontario Credit SLP L.L.C.,

(6)	Carlyle Ontario Credit Special Limited Partner, L.P.

(7)	Carlyle Ontario Credit Partnership Direct Lending SPV, L.P.

(8)	Carlyle Skyline Credit Fund AIV, L.P.

(9)	Carlyle Direct Lending Fund (Levered), L.P.

2. Loans and Structured Credit:

(a) Each of the following entities within Loans and Structured Credit is a CLO entity managed by Carlyle CLO Manager (collectively, the “Structured Credit Existing CLOs”).

(1)	Carlyle Global Market Strategies CLO 2012-3, Ltd.

(2)	Carlyle Global Market Strategies CLO 2012-4, Ltd.

(3)	Carlyle Global Market Strategies CLO 2013-1, Ltd.

(4)	Carlyle Global Market Strategies CLO 2013-2, Ltd.

(5)	Carlyle Global Market Strategies CLO 2013-3, Ltd.

(6)	Carlyle Global Market Strategies CLO 2013-4, Ltd.

(7)	Carlyle Global Market Strategies CLO 2014-1, Ltd.

(8)	Carlyle Global Market Strategies CLO 2014-2-R, Ltd.

(9)	Carlyle Global Market Strategies CLO 2014-3-R, Ltd.

(10)	Carlyle Global Market Strategies CLO 2014-4-R, Ltd.

(11)	Carlyle Global Market Strategies CLO 2014-5, Ltd.

(12)	Carlyle Global Market Strategies CLO 2015-1, Ltd.

(13)	Carlyle Global Market Strategies CLO 2015-3, Ltd.

(14)	Carlyle Global Market Strategies CLO 2015-4, Ltd.

(15)	Carlyle Global Market Strategies CLO 2015-5, Ltd.

(16)	Carlyle Global Market Strategies CLO 2016-1, Ltd.

(17)	Carlyle Global Market Strategies CLO 2016-3, Ltd.

(18)	Carlyle US CLO 2016-4, Ltd.

(19)	Carlyle US CLO 2017-1, Ltd.

(20)	Carlyle US CLO 2017-2, Ltd.

(21)	Carlyle US CLO 2017-3, Ltd.

(22)	Carlyle US CLO 2017-4, Ltd.

(23)	Carlyle US CLO 2017-5, Ltd.

(24)	Carlyle US CLO 2018-1, Ltd.

(25)	Carlyle US CLO 2018-2, Ltd.

(26)	Carlyle US CLO 2018-3, Ltd.

(27)	Carlyle US CLO 2018-4, Ltd.

(28)	Carlyle US CLO 2019-1, Ltd.

(29)	Carlyle US CLO 2019-2, Ltd.

(30)	Carlyle US CLO 2019-3, Ltd.

(31)	Carlyle US CLO 2019-4, Ltd.

(32)	Carlyle US CLO 2020-1, Ltd.

(33)	Carlyle US CLO 2021-1, Ltd.

(34)	Carlyle CLO Fund, L.P.

(35)	Carlyle Clover Partners, L.P.

(36)	Carlyle Clover Partners 2, L.P.

(37)	Carlyle Revolving Loan Fund, L.P.

(38)	CREV Coinvestment, L.P.

(39)	CREV Cayman, L.P.

(40)	Carlyle C17 CLO, Ltd.

(41)	Carlyle US CLO 2020-2, Ltd.

(42)	Carlyle US CLO 2021-2, Ltd.

(43)	Carlyle US CLO 2021-3S, Ltd.

(44)	Carlyle US CLO 2021-4, Ltd.

(45)	Carlyle US CLO 2021-5, Ltd.

(46)	Carlyle US CLO 2021-6, Ltd.

(47)	Carlyle US CLO 2021-7, Ltd.

(48)	Carlyle US CLO 2021-8, Ltd.

(49)	Carlyle US CLO 2021-10, Ltd.

(50)	Carlyle US CLO 2021-9, Ltd.

(51)	Carlyle US CLO 2021-11, Ltd.

(52)	Carlyle US CLO 2022-1, Ltd.

(53)	Carlyle US CLO 2022-2, Ltd.

(54)	Carlyle US CLO 2023-3, Ltd.

(55)	Project Mediaco, L.P.

(56)	Carlyle Bravo Credit Investor, LLC

(57)	Project Harmony, L.P.

(58)	Carlyle Spinnaker Partners 2, L.P.

(59)	Carlyle Spinnaker Partners 2 Main, L.P.

(60)	CREV II Cayman, L.P.

(61)	Carlyle Falcon Structured Solutions, L.L.C.

(62)	CREV II Coinvestment, L.P.

(63)	Carlyle Aurora Revolving Loan Fund, L.P.

(64)	Carlyle Direct Lending Drawdown CLO 2022-1 Partnership, L.P.

(65)	Carlyle US CLO 2024-1, Ltd.

(66)	CBAM 2017-1, Ltd.

(67)	CBAM 2017-2, Ltd.

(68)	CBAM 2017-3, Ltd.

(69)	CBAM 2017-4, L.L.C.

(70)	CBAM 2017-4, Ltd.

(71)	CBAM 2018-5, Ltd.

(72)	CBAM 2018-6, Ltd.

(73)	CBAM 2018-7, Ltd.

(74)	CBAM 2018-8, Ltd.

(75)	CBAM 2019-9, Ltd.

(76)	CBAM 2019-10, Ltd.

(77)	CBAM 2019-11R, Ltd.

(78)	CBAM 2020-12, Ltd.

(79)	CBAM 2020-13, LLC

(80)	CBAM 2020-13, Ltd.

(81)	CBAM 2021-14, Ltd.

(82)	CBAM 2021-15, LLC

(83)	Carlyle US CLO 2022-3, Ltd

(84)	Carlyle US CLO 2022-H, Ltd.

(85)	Carlyle Direct Lending CLO 2015-1R LLC

(86)	Carlyle Revolving Loan Fund II, L.P.

(87)	Carlyle US CLO 2023-2, Ltd.

(88)	Carlyle US CLO 2022-1 - Blocker, Ltd.

(89)	Carlyle US CLO 2022-2 - Blocker, Ltd.

(90)	Carlyle US CLO 2022-3 - Blocker, Ltd.

(91)	Carlyle US CLO 2022-4 - Blocker, Ltd.

(92)	Carlyle US CLO 2022-5 - Blocker, Ltd.

(93)	Carlyle US CLO 2022-6 - Blocker, Ltd.

(94)	Carlyle US CLO 2023-1, LLC

(95)	Carlyle US CLO 2023-4, Ltd.

(96)	Carlyle US CLO 2023-C, Ltd.

(97)	Carlyle US CLO 2023-5, Ltd.

(98)	Carlyle US CLO 2024-3, Ltd.

(99)	Carlyle US CLO 2024-4, Ltd.

(100)	Carlyle US CLO 2024-2, Ltd.

(101)	Carlyle Structured Solutions G Co-Invest, L.P.

(102)	Carlyle CLO Partners, L.P.

(103)	Carlyle US CLO 2024-8, Ltd.

(b) Each of the following entities within Loans and Structured Credit is advised by CGCIM (the “Structured Credit Existing Non-CLO Funds” and, together with the Structured Credit Existing CLOs, the “Structured Credit Existing Affiliated Funds”).

3. Energy Credit: Each of the following entities within Energy Credit is advised by CGCIM (each an “Energy Credit Affiliated Fund” and, collectively, the “Energy Credit Existing Affiliated Funds”).

(1)	Carlyle Energy Mezzanine Opportunities Fund II, L.P.

(2)	Carlyle Energy Mezzanine Opportunities Fund II-A, L.P.

(3)	CEMOF II Coinvestment, L.P.

(4)	CEMOF II Master Co-Investment Partners, L.P.

(5)	CEMOF II Master Co-Investment Partners AIV One, L.P.

(6)	CEMOF II Master Co-Investment Partners AIV, L.P.

(7)	CEMOF-A Coinvestment Partners, L.P.

(8)	CEMOF II AIV, L.P.

(9)	CEMOF II AIV One, L.P.

(10)	CEMOF II AIV Two, L.P.

(11)	CEMOF II AIV Three, L.P.

(12)	CEMOF II AIV Four, L.P.

(13)	CEMOF II-A AIV, L.P.

(14)	CEMOF II-A AIV One, L.P.

(15)	CEMOF II-A AIV Two, L.P.

(16)	CEMOF II-A AIV Three, L.P.

(17)	CEMOF II-A AIV Four, L.P.

(18)	CEMOF II Offshore Investors, L.P.

4. Opportunistic Credit: Each of the following entities within Opportunistic Credit is advised by CGCIM (each an “Opportunistic Credit Affiliated Fund” and, collectively, the “Opportunistic Credit Existing Affiliated Funds”).

(1)	Carlyle Credit Opportunities Fund (Parallel), L.P.

(2)	Carlyle Credit Opportunities Fund, L.P.

(3)	CCOF Cayman, L.P.

(4)	CCOF Co-Investment, L.P.

(5)	CCOF North Co-Investment, L.P.

(6)	Carlyle Credit Opportunities Fund Note Issuer, L.P.

(7)	Carlyle Credit Opportunities Fund (Parallel) Note Issuer, L.P.

(8)	CCOF Gem Co-Investment, L.P.

(9)	CCOF Master Cayman Gem Co-Investment, LTD.

(10)	CCOF Onshore Co-Borrower LLC

(11)	CCOF Master Cayman, Ltd.

(12)	CCOF S.à r.l.

(13)	CCOF Master S.à r.l.

(14)	CCOF SPV I S.à r.l.

(15)	CCOF Master Co-Investment S.à r.l.

(16)	CCOF Co-Investment S.à r.l.

(17)	CCOF Main SPV, L.P.

(18)	Carlyle Tango Re Credit, L.P.

(19)	Carlyle Credit Opportunities Fund II, L.P.

(20)	Carlyle Credit Opportunities Fund (Parallel) II, SCSp

(21)	Carlyle Credit Opportunities Fund Ii Note Issuer, L.P.

(22)	CCOF II Lux Feeder, SCSp

(23)	Carlyle Credit Opportunities Fund (Parallel) II Note Issuer, L.P.

(24)	CCOF II Co-Investment, L.P.

(25)	CCOF II Master, L.P.

(26)	CCOF II Master Cayman, Ltd.

(27)	CCOF II Onshore SPV, L.P.

(28)	CCOF II Master S.à r.l.

(29)	CCOF II SPV S.à r.l.

(30)	CCOF Master, L.P.

(31)	CCOF Parallel AIV Investors, L.L.C.

(32)	CCOF Parallel AIV, L.P.

(33)	Carlyle Bravo Opportunistic Credit Partnership, L.P.

(34)	Carlyle Bravo Opportunistic Credit Feeder, L.P.

(35)	Carlyle Credit Opportunities Fund (Parallel) AIV, L.P.

(36)	Carlyle Credit Opportunities Fund (Parallel) AIV Investors, L.P.

(37)	Carlyle Credit Opportunities Fund (Parallel) AIV 2, L.P.

(38)	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 2, L.P.

(39)	Carlyle Credit Opportunities Fund (Parallel) AIV 3, L.P.

(40)	Carlyle Credit Opportunities Fund (Parallel) AIV 4, L.P.

(41)	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 3, L.L.C.

(42)	Carlyle Credit Opportunities Fund (Parallel) AIV Investors 4, LLC

(43)	Carlyle Credit Opportunities Fund (Parallel) II AIV 3, L.P.

(44)	Carlyle Credit Opportunities Fund (Parallel) II AIV 4, L.P.

(45)	Carlyle Credit Opportunities Fund (Parallel) II AIV Investors 3, LLC

(46)	Carlyle Credit Opportunities Fund (Parallel) II AIV 2, SCSp

(47)	Carlyle Credit Opportunities Fund (Parallel) II AIV, SCSp

(48)	CCOF II Parallel AIV Investors, SCSp

(49)	Carlyle Credit Opportunities Fund (Parallel) II AIV Holdings, L.P.

(50)	Carlyle Credit Opportunities Fund (Parallel) II AIV 2 Holdings, L.P.

(51)	Carlyle Credit Opportunities Fund II-N, L.P.

(52)	Carlyle Credit Opportunities Fund II-N Main, L.P.

(53)	CCOF II Parallel Irving AIV Investors (Lux), SCSp

(54)	CCOF II Lux Feeder Irving AIV, SCSp

(55)	CCOF II Parallel Irving AIV Investors (DE), L.L.C.

(56)	Carlyle Credit Opportunities Fund (Parallel) II Irving AIV 2, L.P.

(57)	Carlyle Credit Opportunities Fund (Parallel) II Irving AIV, L.P.

(58)	Carlyle Tango RE Credit Splitter, L.P.

(59)	Carlyle Credit Opportunities Fund III, L.P.

(60)	Carlyle Credit Opportunities Fund III, L.P.

(61)	Carlyle Credit Opportunities Fund III Plus, L.P.

(62)	Carlyle Credit Opportunities Fund III Plus (Parallel), SCSp

(63)	CCOF II Private Investors Feeder, L.P.

(64)	CCOF II (Parallel) Pastry Feeder AIV, L.P.

(65)	CCOF II (Parallel) Pastry AIV, L.P.

(66)	CCOF II-G Pastry AIV, L.P.

(67)	Carlyle Spinnaker Pastry AIV, L.P.

(68)	CCOF II-N Pastry AIV, L.P.

(69)	CCOF III (Parallel) Onshore Investors B AIV, L.P.

(70)	CCOF III (Parallel) Offshore Investors A AIV, L.P.

(71)	CCOF III (Parallel) Offshore Investors B AIV, L.P.

(72)	CCOF III (Parallel) Pastry Feeder AIV, L.P.

(73)	CCOF III Pastry Aggregator L.P.

(74)	CCOF III (Parallel) Pastry AIV, L.P.

(75)	CCOF III (Parallel) Onshore Investors A AIV, L.P.

(76)	CCOF Alera Aggregator, L.P.

(77)	CCOF III (Parallel) Litmus Feeder AIV, L.P.

(78)	CCOF III (Parallel) Litmus AIV, L.P.

(79)	CCOF III Litmus Aggregator, L.P.

(80)	CCOF II Parallel Litmus AIV Investors 3, LLC

(81)	CCOF SMA Pastry AIV Investors A, LLC

(82)	CCOF SMA Pastry AIV Investors B, LLC

(83)	CCOF III (Parallel) Pastry AIV Investors A, LLC

(84)	CCOF II (Parallel) Pastry AIV Investors A, LLC

(85)	CCOF II (Parallel) Pastry AIV Investors B, LLC

(86)	CCOF III (Parallel) Pastry AIV Investors B, LLC

(87)	CCOF III PSV Co-Investment, L.P.

(88)	Carlyle Credit Opportunities Fund III Private Securitization Vehicle Feeder, L.P.

(89)	Carlyle Credit Opportunities Fund III Private Securitization Vehicle Borrower, L.P.

(90)	CCOF III (Parallel) Litmus AIV Investors, LLC

(91)	CCOF III (Parallel) Litmus AIV Investors 2, LLC

(92)	CCOF III (Parallel) Litmus AIV Investors 3, LLC

(93)	TCG Credit KFA Co-Invest, LLC

(94)	Carlyle Charlie Opportunistic Credit Feeder, L.P.

(95)	Carlyle Credit Opportunities CRHQ, SCSp

(96)	CCOF III (Parallel) Purple Co-Invest Aggregator, L.P.

(97)	CCOF III Nexus Co-Invest Aggregator, L.P.

5. Distressed Credit: Each of the following entities within Distressed Credit is advised by CGCIM (each, a “Distressed Credit Affiliated Fund” and, collectively, the “Distressed Credit Existing Affiliated Funds”).

(1)	Carlyle Strategic Partners IV, L.P.

(2)	CSP IV Coinvestment, L.P.

(3)	CSP IV Coinvestment (Cayman), L.P.

(4)	CSP IV (Cayman 1), L.P.

(5)	CSP IV Acquisitions, L.P.

(6)	CSP IV S-1 AIV, L.P.

(7)	CSP IV S-1A AIV, L.P.

(8)	CSP IV S-1B AIV, L.P.

(9)	CREDIT Acquisitions (Cayman-3), L.P.

(10)	CSP IV ARF (Cayman 3), L.P.

(11)	CSP IV (Cayman 2), L.P.

(12)	CSP IV (Cayman 3), L.P.

(13)	Clover Financing SPV, L.P.

(14)	CSP IV Brawn AIV, L.P.

(15)	Brawn Coinvest Electing Investors, L.P.

(16)	CSP IV Coinvest Brawn Investors, L.P.

(17)	CSP IV Coinvest Brawn, L.P.

(18)	CSP IV (Parallel) AIV I, L.P.

(19)	CSP IV Credit Investor, LLC

6. European CLOs: Each of the following entities within the European CLOs is currently advised by the European Manager (each, a “European CLO” and, collectively, the “European CLOs”).

(1)	Carlyle Euro CLO 2013-1 DAC

(2)	Carlyle Global Market Strategies Euro CLO 2014-1 DAC

(3)	Carlyle Global Market Strategies Euro CLO 2014-2 DAC

(4)	Carlyle Global Market Strategies Euro CLO 2014-3 DAC

(5)	Carlyle Global Market Strategies Euro CLO 2015-1 DAC

(6)	Carlyle Global Market Strategies Euro CLO 2015-2 DAC

(7)	Carlyle Global Market Strategies Euro CLO 2015-3 DAC

(8)	Carlyle Global Market Strategies Euro CLO 2016-1 DAC

(9)	Carlyle Global Market Strategies Euro CLO 2015-2 DAC

(10)	Carlyle Euro CLO 2017-1 DAC

(11)	Carlyle Euro CLO 2017-2 DAC

(12)	Carlyle Euro CLO 2017-3 DAC

(13)	Carlyle Euro CLO 2018-1 DAC

(14)	Carlyle Euro CLO 2018-2 DAC

(15)	Carlyle Euro CLO 2019-1 DAC

(16)	Carlyle Euro CLO 2019-2 DAC

(17)	Carlyle Euro CLO 2020-1 DAC

(18)	Carlyle Euro CLO 2020-2 DAC

(19)	Carlyle Euro CLO 2021-1DAC

(20)	Carlyle Euro CLO 2021-2DAC

(21)	Carlyle Euro CLO 2021-3DAC

7. Infrastructure Credit: Each of the following entities within Infrastructure Credit is advised by CGCIM (each, an “Infrastructure Credit Affiliated Fund” and, collectively, the “Infrastructure Credit Existing Affiliated Funds”).

(1)	Carlyle Infrastructure Credit Fund, L.P.

(2)	Carlyle Infrastructure Credit Fund Note Issuer, L.P.

(3)	Carlyle Aurora Infrastructure Credit Partners, L.P.

(4)	Cedar Infrastructure Credit Partners, L.P.

(5)	Carlyle Infrastructure Credit Fund II, L.P.

(6)	CICF Coinvestment, L.P.

(7)	CICF Lux Feeder, SCSp

(8)	Carlyle Infrastructure Credit Fund II (Parallel), S.C.Sp.

(9)	Carlyle Infrastructure Credit Fund II (Levered), L.P.

8. Platform Initiatives: Each of the following entities within Platform Initiatives is advised by CGCIM (each, a “Platform Initiatives Affiliated Fund” and, collectively, the “Platform Initiatives Existing Affiliated Funds”).

(1)	CFLEX EU Holdings, S.à r.l.

(2)	Carlyle Flexible Credit Opportunities Fund, L.P.

(3)	Carlyle Flexible Credit Opportunities Fund (Parallel), L.P.

(4)	Carlyle Flexible Credit Opportunities Feeder Fund, L.P.

(5)	Carlyle Flexible Credit Opportunities Feeder Fund (Parallel), L.P.

(6)	CFLEX Sub (Parallel), L.P.

(7)	Carlyle Diversified Private Investments Equity Feeder, L.P.

(8)	CDPI Co-Investment, L.P.

(9)	Carlyle Diversified Private Investments, L.P.

(10)	Carlyle Diversified Private Investments Insurance Feeder, L.P.

(11)	Carlyle Asset Finance, L.P.

(12)	CSS MH 2023-1 Trust

(13)	CSS MH 2023-1 LLC

(14)	CFLEX Levered Sub, L.L.C.

(15)	CFLEX Holdings II SPV, L.P.

(16)	CFLEX Holdings I SPV, L.P.

(17)	Carlyle Asset Finance Co-Investment, L.P.

(18)	CFLEX Investment Holdings, L.P.

(19)	Carlyle Private Markets S.A. SICAV-UCI Part II

(20)	CSS Solar 2024-1 Topco L.L.C.

AlpInvest

Each of the following entities are advised by AlpInvest Partners B.V., an affiliate of APEIM (each, an “AlpInvest Affiliated Fund” and, collectively, the “AlpInvest Existing Affiliated Funds”).

(1)	AlpInvest Co-Investment Fund (Offshore) VIII, L.P.

(2)	ALP L Global PE SMA Fund, L.P.

(3)	AlpInvest Access Fund III, L.P.

(4)	AlpInvest Secondaries Fund (Offshore) VII, L.P.

(5)	AlpInvest Finance Street II, L.P.

(6)	AlpInvest GRIO Fund, L.P.

(7)	AlpInvest PEP Secondary Fund 2021, L.P.

(8)	AlpInvest SIG Fund, L.P.

(9)	AlpInvest Spire Fund, L.P.

(10)	ASF VII Access Sidecar, L.P.

(11)	ASF VII G Sidecar, L.P.

(12)	ASF VII Pacific Sidecar, L.P.

(13)	Cendana I, L.P.

(14)	AlpInvest Co-Investment Fund (Onshore) VIII, L.P.

(15)	AlpInvest Secondaries Fund (Onshore) VII, L.P.

(16)	AlpInvest Access Fund II, L.P.

(17)	AlpInvest Access Fund II-A, L.P.

(18)	AlpInvest C Fund II, L.P.

(19)	AlpInvest C Fund, L.P.

(20)	AlpInvest HLI Fund, L.P.

(21)	AlpInvest Chesapeake SCF I, L.P.

(22)	AlpInvest Edison Fund, L.P.

(23)	AlpInvest Falcon SCF I, L.P.

(24)	AlpInvest Harvest Fund, L.P.

(25)	AlpInvest North Rush III, L.P.

(26)	AlpInvest WB SSMA, L.P.

(27)	HLI Strategic L.P.

(28)	AlpInvest Co-Investment Fund (Lux Master) VIII, SCSp

(29)	AlpInvest Co-Investment Fund (Lux Euro Master) VIII, SCSp

(30)	AlpInvest Secondaries Fund (Lux Master) VII, SCSp

(31)	AlpInvest Secondaries Fund (Lux Euro Master) VII, SCSp

(32)	AlpInvest Generali Secondary II SCSp-RAIF

(33)	AJ II Fund C.V.

(34)	AlpInvest Partners Primary Fund Investments 2020 II C.V.

(35)	AlpInvest Partners Secondary Investments 2020/2021 I C.V.

(36)	AlpInvest PM Fund C.V.

(37)	AP P C.V.

(38)	GGG Fund II C.V.

(39)	AlpInvest Private Equity Investment Management, LLC

(40)	AlpInvest Atom Fund (Lux Master), SCSp

(41)	AlpInvest Atom Fund (Offshore), L.P.

(42)	AlpInvest Atom Fund (Onshore), L.P.

(43)	AlpInvest PEP Secondary Fund 2022, L.P.

(44)	AlpInvest PSS Fund II, L.P.

(45)	AlpInvest Phoenix SCF I, L.P.

(46)	Top Castle Sidecar VII, L.P.

(47)	AlpInvest Indigo I CI, L.P.

(48)	AlpInvest Indigo SCF I, L.P.

(49)	AlpInvest CWS Fund, SCSp

(50)	AlpInvest Generali SCA, SICAV-RAIF

(51)	AP KP Fund II SCSp

(52)	AP M C.V.

(53)	AP M Co-Investment II C.V.

(54)	AP M Secondaries C.V.

(55)	AlpInvest PG 2022 Fund C.V.

(56)	ASP Aspire (Cayman), L.P.

(57)	ASP Matrix III, L.P.

(58)	AlpInvest HLI II Fund, L.P.

(59)	AlpInvest N Fund, L.P.

(60)	AP P II C.V.

(61)	AlpInvest Co-Investment Fund (Onshore) IX, L.P.

(62)	AlpInvest Co-Investment Fund (Offshore) IX, L.P.

(63)	AlpInvest Co-Investment Fund (Lux Master) IX, SCSp

(64)	AlpInvest Co-Investment Fund (Lux Euro Master) IX, SCSp

(65)	AlpInvest Atom Fund (Offshore) II, L.P.

(66)	AlpInvest Atom Fund (Onshore) II, L.P.

(67)	ASF VIII Sidecar, L.P.

(68)	AlpInvest Secondaries Fund (Offshore) VIII, L.P.

(69)	AlpInvest Secondaries Fund (Onshore) VIII, L.P.

(70)	AlpInvest Indigo II CI, L.P.

(71)	AlpInvest CWS Fund III C.V.

(72)	AAF CI-A, L.P.

(73)	AlpInvest Corient Fund, L.P.

(74)	ASP Grove, L.P.

(75)	ASP Jordan, L.P.

(76)	ASP Martin, L.P.

(77)	ASP Oyster, L.P.

(78)	AlpInvest GRIO Fund II, L.P.

(79)	AlpInvest RedC Fund, L.P.

(80)	AlpInvest Secondaries Merlion Fund, L.P.

(81)	AlpInvest SIG II Fund, L.P.

(82)	AlpInvest Victoria Growth Portfolio, L.P.

Exhibit A

Verification of Statement of Facts and Application

pursuant to Rule 17d-1 under the Investment Company Act of 1940 for an Order of the Commission

The undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated June 18, 2025, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

CARLYLE SECURED LENDING, INC.
CARLYLE CREDIT SOLUTIONS, INC.
TCG BDC SPV LLC
MIDDLE MARKET CREDIT FUND, LLC
CARLYLE CREDIT SOLUTIONS SPV LLC
CARLYLE DIRECT LENDING CLO 2015-1R LLC
CARLYLE CREDIT SOLUTIONS SPV 2 LLC
OCPC CREDIT FACILITY SPV LLC

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Authorized Person

CARLYLE TACTICAL PRIVATE CREDIT FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Secretary

CARLYLE ALPINVEST PRIVATE MARKETS FUND

By:	/s/ Joseph O’Connor
Name: Joseph O’Connor
Title: Managing Director

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Legal Officer

CARLYLE CREDIT INCOME FUND

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Chief Legal Officer & Secretary

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Global Credit Chief Legal Officer

CPC V, LP

	By:	CPC V GP, LLC, its general partner

		By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CPC V SPV LLC

By: CPC V, L.P., its sole member

By:	CPC V GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

[Signature Page to Verifications]

MC UNI LLC

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

MC UNI SUBSIDIARY LLC MC UNI SUBSIDIARY II (BLOCKER) LLC

By:	MC UNI LLC, its managing member

By:	Carlyle MC GP, Ltd., its managing member

By:	/s/ David Lobe
Name: David Lobe Title: Director

[Signature Page to Verifications]

CDL 2018-1, L.L.C. CDL 2018-1 SPV LLC

By:	CDL 2018-1 Manager, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CDL 2018-2, L.P.

By:	CDL 2018-2 GP, Ltd., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CARLYLE ONTARIO CREDIT PARTNERSHIP, L.P. CARLYLE ONTARIO CREDIT SLP L.L.C

By:	TCG OPT Credit GP, Ltd., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CARLYLE ONTARIO CREDIT SPECIAL LIMITED PARTNER, L.P.

By:	Carlyle Ontario Credit SLP L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Vice President

CARLYLE SKYLINE CREDIT FUND, L.P.

By:	Carlyle Skyline Credit Fund GP, L.P., its general partner

By:	Carlyle Skyline Credit Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CDL 2020-3, L.L.C.

By:	CDL 2020-3 MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CARLYLE CLO MANAGEMENT L.L.C.

By:	/s/ Catherine L. Ziobro
Name: Catherine L. Ziobro Title: Authorized Person

[Signature Page to Verifications]

CARLYLE CLO FUND, L.P.

By:	Carlyle CLO Partners GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-2, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2013-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-1, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-4, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2015-5, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-1, LTD.

By:	/s/ Kriste Rankin
Name: Kriste Rankin Title: Director

[Signature Page to Verifications]

[Signature Page to Verifications]

CARLYLE C17 CLO, LTD.

By:	/s/ Mora Goddard
Name: Mora Goddard Title: Director

CARLYLE US CLO 2020-2, LTD. CARLYLE US CLO 2021-2, LTD.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah Title: Director

CARLYLE US CLO 2019-4, LTD.

By:	/s/ Priscilla Shire
Name: Priscilla Shire Title: Director

CARLYLE GLOBAL MARKET STRATEGIES CLO 2012-3, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-2-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-3- R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2014-4-R, LTD.

CARLYLE GLOBAL MARKET STRATEGIES CLO 2016-3, LTD.

CARLYLE US CLO 2016-4, LTD.

CARLYLE US CLO 2017-1, LTD.

CARLYLE US CLO 2017-2, LTD.

CARLYLE US CLO 2017-3, LTD.

CARLYLE US CLO 2017-4, LTD.

CARLYLE US CLO 2017-5, LTD.

CARLYLE US CLO 2018-1, LTD.

CARLYLE US CLO 2018-2, LTD.

CARLYLE US CLO 2018-3, LTD.

CARLYLE US CLO 2018-4, LTD.

CARLYLE US CLO 2019-1, LTD.

CARLYLE US CLO 2019-2, LTD.

CARLYLE US CLO 2019-3, LTD.

CARLYLE US CLO 2020-1, LTD.

CARLYLE US CLO 2021-1, LTD.

CARLYLE US CLO 2023-C, LTD.

CARLYLE US CLO 2023-5, LTD.

CARLYLE US CLO 2024-3, LTD.

CARLYLE US CLO 2024-4, LTD.

CARLYLE US CLO 2024-2, LTD.

By:	/s/ John Fawkes
Name: John Fawkes Title: Director

[Signature Page to Verifications]

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II, L.P.

CARLYLE ENERGY MEZZANINE OPPORTUNITIES FUND II-A, L.P.

CEMOF II COINVESTMENT, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV ONE, L.P.

CEMOF II MASTER CO-INVESTMENT PARTNERS AIV, L.P.

CEMOF II AIV, L.P.

CEMOF II AIV ONE, L.P.

CEMOF II AIV TWO, L.P.

CEMOF II AIV THREE, L.P.

CEMOF II AIV FOUR, L.P.

CEMOF II-A AIV, L.P.

CEMOF II-A AIV ONE, L.P.

CEMOF II-A AIV TWO, L.P.

CEMOF II-A AIV THREE, L.P.

CEMOF II-A AIV FOUR, L.P.

CEMOF II OFFSHORE INVESTORS, L.P.

By:	CEMOF II General Partner, L.P., its general partner

By:	TC Group CEMOF II, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CEMOF-A COINVESTMENT PARTNERS, L.P.

By:	CEMOF General Partner Cayman, L.P., its general partner

By:	CEMOF GP Cayman, Ltd., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

[Signature Page to Verifications]

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P.

CARLYLE CREDIT OPPORTUNITIES FUND, L.P.

CCOF CAYMAN, L.P.

CCOF CO-INVESTMENT, L.P.

CCOF NORTH CO-INVESTMENT, L.P.

CCOF MASTER, L.P.

CCOF PARALLEL AIV, L.P.

CCOF PARALLEL AIV INVESTORS, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND NOTE ISSUER, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) NOTE ISSUER, L.P.

CCOF GEM CO-INVESTMENT, L.P.

CCOF MASTER CAYMAN GEM CO-INVESTMENT, LTD.

CCOF ONSHORE CO-BORROWER LLC

By:	CCOF General Partner, L.P., its general partner

By:	CCOF, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF MASTER CAYMAN, LTD.

By:	/s/ David Lobe
Name: David Lobe Title: Director

CCOF S.à r.l.

By:	/s/ Timothy Fettter
Name: Timothy Fetter Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MASTER S.à r.l. CCOF SPV I S.à r.l. CCOF MASTER CO-INVESTMENT S.à r.l. CCOF CO-INVESTMENT S.à r.l

By:	/s/ Timothy Fetter
Name: Timothy Fetter Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF MAIN SPV, L.P.

By:	CCOF SPV GP L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT, L.P.

By:	Carlyle Tango RE Credit GP, L.P., its general partner

By:	Carlyle Tango, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CARLYLE CREDIT OPPORTUNITIES FUND II, L.P., CCOF II CO-INVESTMENT, L.P., CCOF II MASTER, L.P.

By:	CCOF II General Partner, L.P., its general partner

By:	CCOF II L.LC., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II, SCSp CCOF II LUX FEEDER, SCSp

By:	CCOF II Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CCOF II ONSHORE SPV, L.P.

By:	CCOF II SPV GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER CAYMAN, LTD.,

By:	/s/ David Lobe
Name: David Lobe Title: Director

CARLYLE CREDIT OPPORTUNITIES FUND II NOTE ISSUER, L.P., CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II NOTE ISSUER, L.P.

By:	CCOF II Note Issuer General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CCOF II MASTER S.à r.l. CCOF II SPV S.à r.l.

By:	/s/ Timothy Fetter
Name: Timothy Fetter Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE STRATEGIC PARTNERS IV, L.P. CSP IV COINVESTMENT, L.P. CSP IV S-1B AIV, L.P.

By:	CSP IV General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV COINVESTMENT (CAYMAN), L.P. CSP IV (CAYMAN 1), L.P. CSP IV ACQUISITIONS, L.P.

By:	CSP IV (Cayman 1) General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV S-1 AIV, L.P. CSP IV S-1A AIV, L.P.

By:	Carlyle Strategic Partners IV, L.P., its general partner

By:	CSP IV General Partner, L.P., its general partner

By:	TC Group CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREDIT ACQUISITIONS (CAYMAN-3), L.P.

By:	Credit Acquisitions-3 General Partner, L.P., its general partner

By:	Credit Acquisitions-3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV ARF (Cayman 3), L.P.

By:	CSP IV ARF General Partner, L.P., its general partner

By:	CSP IV ARF Delaware 3, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

[Signature Page to Verifications]

CSP IV (CAYMAN 2), L.P.

By:	CSP IV (Cayman 2) General Partner, L.P., its general partner

By:	CSP IV (Cayman 2) GP, Ltd., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

CSP IV (CAYMAN 3), L.P.

By:	CSP IV (Cayman 3) General Partner, L.P., its general partner

By:	CSP IV (Cayman 3) GP, Ltd., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Director

[Signature Page to Verifications]

CARLYLE CLOVER PARTNERS, L.P. CARLYLE CLOVER PARTNERS 2, L.P.

By:	CREV General Partner, L.P., its general partner

By:	CREV General Partner, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

TCG CAPITAL MARKETS L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer

TCG SENIOR FUNDING L.L.C.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Chief Legal Officer of Global Credit

CARLYLE REVOLVING LOAN FUND, L.P.,

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV COINVESTMENT, L.P. CLOVER FINANCING SPV, L.P.

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CREV CAYMAN, L.P.

By:	Carlyle Revolving Loan GP, L.P., its general partner

By:	Carlyle Revolving Loan GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE INFRASTRUCTURE CREDIT FUND, L.P.,

By:	CICF General Partner, L.P., its general partner

By:	CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE BRAVO OPPORTUNISTIC CREDIT PARTNERSHIP, L.P. CARLYLE BRAVO OPPORTUNISTIC CREDIT FEEDER, L.P.

By:	TCG Bravo Credit GP, Ltd., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CELF ADVISORS LLP

By:	CELF, L.L.C., its general partner

By:	/s/ Kristie Weaver
Name: Kristie Weaver Title: Director
CIC ADVISORS LLP

By: CIC UK, L.L.C., its controlling member

By:	/s/ Kristie Weaver
Name: Kristie Weaver
Title: Director

CARLYLE EURO CLO 2013-1 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-2 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-3 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-2 DAC

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-2 DAC

CARLYLE EURO CLO 2017-1 DAC

CARLYLE EURO CLO 2017-2 DAC

CARLYLE EURO CLO 2017-3 DAC

CARLYLE EURO CLO 2018-1 DAC

CARLYLE EURO CLO 2019-2 DAC

CARLYLE EURO CLO 2020-2 DAC

CARLYLE EURO CLO 2021-1 DAC

CARLYLE EURO CLO 2021-2 DAC

CARLYLE EURO CLO 2021-3 DAC

By:	/s/ Raymund Ado
Name: Raymund Ado Title: Director

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2014-1 DAC CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-3 DAC CARLYLE EURO CLO 2018-2 DAC CARLYLE EURO CLO 2019-1 DAC CARLYLE EURO CLO 2020-1 DAC

By:	/s/ Raymund Ado
Name: Raymund Ado Title: Director

CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2015-1 DAC CARLYLE GLOBAL MARKET STRATEGIES EURO CLO 2016-1 DAC

By:	/s/ Helena Hynes
Name: Helena Hynes Title: Director

CARLYLE US CLO 2021-3S, LTD.

CARLYLE US CLO 2021-4, LTD.

CARLYLE US CLO 2021-5, LTD.

CARLYLE US CLO 2021-7, LTD.

CARLYLE US CLO 2021-8, LTD.

CARLYLE US CLO 2021-10, LTD.

CARLYLE US CLO 2021-11, LTD.

CARLYLE US CLO 2022-2, LTD.

CARLYLE US CLO 2022-3, LTD.

CARLYLE US CLO 2023-3, LTD.

CARLYLE US CLO 2024-1, LTD.

CARLYLE US CLO 2022-H, LTD.

By:	/s/ Dianne Farjallah
Name: Dianne Farjallah Title: Director

CARLYLE US CLO 2021-6, LTD.
CARLYLE US CLO 2021-9, LTD.
CARLYLE US CLO 2022-1, LTD.

By:	/s/ Aoife Kenny
Name: Aoife Kenny
Title: Director

CICF COINVESTMENT, L.P. By: CICF General Partner, L.P., its general partner By: CICF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE INFRASTRUCTURE CREDIT FUND NOTE ISSUER, L.P. By: CICF NOTE ISSUER GENERAL PARTNER, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CICF LUX FEEDER, SCSP By: CICF LUX GP, S.à.r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 3, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV 4, L.P.

By: CCOF General Partner, L.P., its general partner By: CCOF L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 3, L.L.C.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) AIV INVESTORS 4, LLC

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV INVESTORS 3, LLC

CARLYLE BRAVO CREDIT INVESTOR, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 3, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 4, L.P.

By: CCOF II General Partner, L.P., its general partner

By: CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2, SCSP

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV, SCSP

CCOF II PARALLEL AIV INVESTORS, SCSP

By: CCOF II LUX GENERAL PARTNER S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex
Title: Manager

PROJECT MEDIACO, L.P.

PROJECT HARMONY, L.P. CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II AIV 2 HOLDINGS, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND II-N MAIN, L.P.

By: CCOF II General Partner, L.P., its general partner

By: CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person
CARLYLE SPINNAKER PARTNERS 2, L.P. CARLYLE SPINNAKER PARTNERS 2 MAIN, L.P. By: CARLYLE SPINNAKER PARTNERS 2 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE REVOLVING LOAN FUND II, L.P. CREV II CAYMAN, L.P.

By: Carlyle Revolving Loan II GP, L.P., its general partner By: Carlyle Revolving Loan II GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE DIRECT LENDING FUND (LEVERED) L.P. CARLYLE DIRECT LENDING FUND L.P. By: CARLYLE DIRECT LENDING FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE FALCON STRUCTURED SOLUTIONS, L.L.C. By: CARLYLE FALCON STRUCTURED SOLUTIONS MANAGER, L.L.C., its manager

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE AURORA INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG AURORA CREDIT GP LTD., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CREV II COINVESTMENT, L.P. By: CARLYLE REVOLVING LOAN II GP, L.P., its general partner By: CARLYLE REVOLVING LOAN II GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE ONTARIO CREDIT PARTNERSHIP DIRECT LENDING SPV, L.P.

By: TCG OPT CREDIT SPV GP, LTD., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CCOF II PARALLEL IRVING AIV INVESTORS (LUX), SCSP CCOF II LUX FEEDER IRVING AIV, SCSP By: CCOF II LUX GENERAL PARTNER S.a.r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex
Title: Manager

CCOF II PARALLEL IRVING AIV INVESTORS (DE), L.L.C.

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV 2, L.P.

CARLYLE CREDIT OPPORTUNITIES FUND (PARALLEL) II IRVING AIV, L.P.

By: CCOF II GENERAL PARTNER, L.P., its general partner

By: CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV BRAWN AIV, L.P.

BRAWN COINVEST ELECTING INVESTORS, L.P.

CSP IV COINVEST BRAWN INVESTORS, L.P.

CSP IV COINVEST BRAWN, L.P.

CSP IV (PARALLEL) AIV I, L.P.

By: CSP IV GENERAL PARTNER, L.P., its general partner

By: TC GROUP CSP IV, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CSP IV CREDIT INVESTOR, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE TANGO RE CREDIT SPLITTER, L.P. By: CARLYLE TANGO RE CREDIT GP, L.P., its general partner By: CARLYLE TANGO, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CARLYLE CEDAR INFRASTRUCTURE CREDIT PARTNERS, L.P. By: TCG CEDAR CREDIT GP LTD., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan Title: Director

CARLYLE AURORA REVOLVING LOAN FUND, L.P. By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.P., its general partner By: CARLYLE AURORA REVOLVING LOAN FUND GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Principal

CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 PARTNERSHIP, L.P. By: CARLYLE DIRECT LENDING DRAWDOWN CLO 2022-1 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CBAM 2017-1, LTD.

CBAM 2017-2, LTD.

CBAM 2017-3, LTD.

CBAM 2017-4, L.L.C.

CBAM 2017-4, LTD.

CBAM 2018-5, LTD.

CBAM 2018-6, LTD.

CBAM 2018-7, LTD.

CBAM 2018-8, LTD.

CBAM 2019-9, LTD.

CBAM 2019-10, LTD.

CBAM 2019-11R, LTD.

CBAM 2020-12, LTD.

CBAM 2020-13, LLC

CBAM 2020-13, LTD.

CBAM 2021-14, LTD.

CBAM 2021-15, LLC

By: CBAM CLO Management LLC, its portfolio manager

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III, L.P. By: CCOF III General Partner, L.P., its general partner By: CCOF III L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III (PARALLEL), SCSP By: CCOF III Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS, L.P. By: CCOF III General Plus Partner, L.P., its general partner By: CCOF III Plus L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Authorized Person

CARLYLE CREDIT OPPORTUNITIES FUND III PLUS (PARALLEL), SCSP By: CCOF III Plus Lux General Partner, S.à r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex Title: Manager

CFLEX EU HOLDINGS S.À R.L.

By:	/s/ Timothy Fetter
Name: Timothy Fetter
Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex
Title: Manager

CDL JUNIPD, L.P.

By:	/s/ Joshua Lefkowitz
Name: Joshua Lefkowitz
Title: Chief Legal Officer of Global Credit

CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FUND, L.P.,

CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FUND (PARALLEL), L.P.,

CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FEEDER FUND, L.P.,

CARLYLE FLEXIBLE CREDIT OPPORTUNITIES FEEDER FUND (PARALLEL), L.P.,

CFLEX SUB (PARALLEL), L.P.

By:	Carlyle Flexible Credit Opportunities Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CARLYLE PRIVATE MARKETS S.A. SICAV-UCI PART II

By:	/s/ Timothy Fetter
Name: Timothy Fetter Title: Manager

By:	/s/ Matthijs Haarsma
Name: Matthijs Haarsma Title: Manager

CCOF II PRIVATE INVESTORS FEEDER, L.P., CCOF II (PARALLEL) PASTRY FEEDER AIV, L.P., CCOF II (PARALLEL) PASTRY AIV, L.P. CCOF II-G PASTRY AIV, L.P., CCOF II-N PASTRY AIV, L.P.

By:	CCOF II General Partner, L.P., its general partner

By:	CCOF II L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Authorized Person

CARLYLE SPINNAKER PASTRY AIV, L.P.,

By:	Carlyle Spinnaker Partners 2 GP, L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Authorized Person

CCOF III (PARALLEL) ONSHORE INVESTORS B AIV, L.P.,

CCOF III (PARALLEL) OFFSHORE INVESTORS A AIV, L.P.,

CCOF III (PARALLEL) OFFSHORE INVESTORS B AIV, L.P.,

CCOF III (PARALLEL) PASTRY FEEDER AIV, L.P.,

CCOF III PASTRY AGGREGATOR L.P.,

CCOF III (PARALLEL) PASTRY AIV, L.P.,

CCOF III (PARALLEL) ONSHORE INVESTORS A AIV, L.P.,

CCOF III (PARALLEL) LITMUS FEEDER AIV, L.P.,

CCOF III (PARALLEL) LITMUS AIV, L.P.,

CCOF III LITMUS AGGREGATOR, L.P.,

By:	CCOF III General Partner, L.P., its general partner

By:	CCOF III L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title: Authorized Person

CCOF ALERA AGGREGATOR, L.P.

By:	CCOF General Partner, L.P., its general partner

By:	CCOF L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Authorized Person

CCOF II (PARALLEL) PASTRY AIV INVESTORS B, LLC, CCOF III (PARALLEL) PASTRY AIV INVESTORS B, LLC

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CCOF II PARALLEL LITMUS AIV INVESTORS 3, LLC

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CARLYLE INFRASTRUCTURE CREDIT FUND II, L.P.

By:	CICF II General Partner, L.P., its general partner

By:	CICF II L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CARLYLE DIVERSIFIED PRIVATE INVESTMENTS EQUITY FEEDER, L.P., CDPI CO-INVESTMENT, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS, L.P., CARLYLE DIVERSIFIED PRIVATE INVESTMENTS INSURANCE FEEDER, L.P.

By:	CDPI General Partner, L.P., its general partner

By:	CDPI L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CARLYLE ASSET FINANCE, L.P., CARLYLE ASSET FINANCE CO-INVESTMENT, L.P.

By:	CAF General Partner, L.P., its general partner

By:	CAF L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CCOF SMA PASTRY AIV INVESTORS A, LLC, CCOF SMA PASTRY AIV INVESTORS B, LLC, CCOF III (PARALLEL) PASTRY AIV INVESTORS A, LLC, CCOF II (PARALLEL) PASTRY AIV INVESTORS A, LLC

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CSS MH 2023-1 TRUST, CSS MH 2023-1 LLC

By:	CSS MH 2023-1 Topco L.L.C., its sole member

By:	CSS MH 2023-1 Topco Manager L.L.C, its managing member

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CCOF III PSV CO-INVESTMENT, L.P.,

CARLYLE CREDIT OPPORTUNITIES FUND III PRIVATE SECURITIZATION VEHICLE FEEDER, L.P.,

CARLYLE CREDIT OPPORTUNITIES FUND III PRIVATE SECURITIZATION VEHICLE BORROWER, L.P.,

By:	CCOF III PSV General Partner, L.P., its general partner

By:	CCOF III PSV L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CFLEX LEVERED SUB, L.L.C.,

By:	/s/ David Lobe
Name: David Lobe Title: Vice President

CFLEX HOLDINGS II SPV, L.P., CFLEX HOLDINGS I SPV, L.P.

By:	Carlyle Flexible Credit Opportunities Fund GP, L.P., its general partner

By:	Carlyle Flexible Credit Opportunities Fund GP, L.L.C., its general partner

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CCOF III (PARALLEL) LITMUS AIV INVESTORS, LLC, CCOF III (PARALLEL) LITMUS AIV INVESTORS 2, LLC, CCOF III (PARALLEL) LITMUS AIV INVESTORS 3, LLC,

/s/ David Lobe
Name: David Lobe Title: Vice President

TCG CREDIT KFA CO-INVEST, LLC

By:	TCG Credit KFA Co-Invest Manager LLC, its non-member manager

By:	/s/ David Lobe
Name:	David Lobe
Title:	Vice President

CFLEX INVESTMENT HOLDINGS, L.P.

By:	CFLEX ILP GP, L.L.C., its general partner

By:	/s/ Naima Garvin
Name: Naima Garvin
Title: Vice President

CARLYLE US CLO 2022-1 - BLOCKER, LTD.,

CARLYLE US CLO 2022-2 - BLOCKER, LTD.,

CARLYLE US CLO 2022-3 - BLOCKER, LTD.,

CARLYLE US CLO 2022-4 - BLOCKER, LTD.,

CARLYLE US CLO 2022-5 - BLOCKER, LTD.,

CARLYLE US CLO 2022-6 - BLOCKER, LTD.

By:	/s/ John Fawkes
Name: John Fawkes Title: Director

CARLYLE US CLO 2023-2, LTD.

By:	/s/ Samuel Kuria
Name: Samuel Kuria
Title: Director

CARLYLE US CLO 2023-1, LLC

By:	/s/ Melissa Stark
Name: Melissa Stark
Title: Manager

CARLYLE US CLO 2023-4, LTD.

By:	/s/ Aoife Kenny
Name: Aoife Kenny
Title: Director

CARLYLE CHARLIE OPPORTUNISTIC CREDIT FEEDER, L.P.

By:	TCG Charlie Credit GP, Ltd., its general partner

By:	/s/ Robert O’Dolan
Name: Robert O’Dolan
Title: Director

ALPINVEST CO-INVESTMENT FUND (OFFSHORE) VIII, L.P.

By:	AlpInvest Co-Investment VIII GP, LLC, its general partner

By:	AlpInvest Co-Investment Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALP L GLOBAL PE SMA FUND, L.P.,

By:	ALP L Global GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ACCESS FUND III, L.P.

By:	AlpInvest Access III GP, LP, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SECONDARIES FUND (OFFSHORE) VII, L.P.

By:	AlpInvest Secondaries VII GP, LLC, its general partner

By:	AlpInvest Secondary Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST FINANCE STREET II, L.P.

By:	AlpInvest Finance Street II GP, L.P., its general partner

By:	AlpInvest Co-Investment Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST GRIO FUND, L.P.

By:	AlpInvest GRIO GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST PEP SECONDARY FUND 2021, L.P.

By:	AlpInvest Private Equity Program 2021 GP, L.P., its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SIG FUND, L.P.,

By:	AlpInvest SIG Fund GP, LLC, its general partner

By:	AlpInvest US Holdings, LLC its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SPIRE FUND, L.P.

By:	AlpInvest Spire GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASF VII ACCESS SIDECAR, L.P.

By:	AlpInvest ASF VII Access Sidecar GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASF VII G SIDECAR, L.P.

By:	AlpInvest ASF VII Sidecar GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASF VII PACIFIC SIDECAR, L.P.

By:	AlpInvest ASF VII Sidecar GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

CENDANA I, L.P.

By:	AlpInvest Cendana I GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CO-INVESTMENT FUND (ONSHORE) VIII, L.P.

By:	AlpInvest Co-Investment VIII GP, LL its general partner

By:	AlpInvest Co-Investment Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SECONDARIES FUND (ONSHORE) VII, L.P.

By:	AlpInvest Secondaries VII GP, LLC,its general partner

By:	AlpInvest Secondary Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ACCESS FUND II, L.P.

By:	AlpInvest Access II GP, LLC, its general partner

By:	AlpInvest Co-Investment Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ACCESS FUND II-A, L.P.

By:	AlpInvest Access II GP, LLC,its general partner

By:	AlpInvest Co-Investment Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST C FUND, L.P.,

By:	AlpInvest C GP, LLC, as its general partner

By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST C FUND II, L.P.

By:	AlpInvest C II GP, LLC,its general partner

By:	AlpInvest Co-Investment Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST HLI FUND, L.P.

By:	AlpInvest HLI GP, LLC its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CHESAPEAKE SCF I, L.P.

By:	AlpInvest Chesapeake SCF I GP, LLC, its general partner

By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST EDISON FUND, L.P.

By:	AlpInvest Edison GP, LLC, its general partner

By:	AlpInvest US Holdings, LLC, itsthe general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST HARVEST FUND, L.P.

By:	AlpInvest Harvest GP, LLC, its general partner

By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST FALCON SCF I, L.P.

By:	AlpInvest Falcon SCF I GP, LLC, its general partner
By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST NORTH RUSH III, L.P.

By:	AlpInvest North Rush III GP, L.P., its general partner
By:	AlpInvest Co-Investment Ultimate GP I , LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST WB SSMA, L.P.

By:	AlpInvest WB GP, L.P., its general partner
By:	AlpInvest Co-Investment IX Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

HLI STRATEGIC L.P.

By:	AlpInvest HLI GP, L.P., as its general partner
By:	AlpInvest US Holdings, LLC as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michal Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CO-INVESTMENT FUND (LUX MASTER) VIII, SCSP, ALPINVEST CO-INVESTMENT FUND (LUX EURO MASTER) VIII, SCSP

By:	AlpInvest Co-Investment VII Lux GP S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST SECONDARIES (LUX MASTER) VII, SCSP, ALPINVEST SECONDARIES FUND (LUX EURO MASTER) VII, SCSP

By:	AlpInvest Secondaries VII Lux GP S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST GENERALI SECONDARY II SCSP-RAIF

By:	AlpInvest G II GP S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

AJ II FUND C.V.

By:	AlpInvest J II GP B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PARTNERS PRIMARY FUND INVESTMENTS 2020 II C.V.

By:	AlpInvest Partners 2020 II B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PARTNERS SECONDARY INVESTMENTS 2020/2021 I C.V.

By:	AlpInvest Partners 2020/2021 GP I LLC, as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PM FUND C.V.

By:	AlpInvest PM GP B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

AP P C.V.

By:	AlpInvest P GP B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

GGG FUND II C.V.

By:	AlpInvest GGG II B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PRIVATE EQUITY INVESTMENT MANAGEMENT, LLC

By:	AlpInvest US Holdings, LLC, its managing members

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ATOM FUND (LUX MASTER), SCSP

By:	AlpInvest Atom Lux GP S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST ATOM FUND (OFFSHORE), L.P.

By:	AlpInvest Atom GP, L.P., its general partner
By:	AlpInvest Secondary Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ATOM FUND (ONSHORE), L.P.

By:	AlpInvest Atom Fund GP, L.P., its general partner
By:	AlpInvest Secondary Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST ATOM FUND (OFFSHORE) II, L.P.

By:	AlpInvest Atom II GP, L.P., its general partner
By:	AlpInvest Atom II Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST PEP SECONDARY FUND 2022, L.P.

By:	AlpInvest Private Equity Program 2022 GP, LP, its general partner
By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST PSS FUND II, L.P.

By:	AlpInvest PSS II GP, LP, its general partner
By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST PHOENIX SCF I, L.P.

By:	AlpInvest Phoenix SCF I GP, LP, its general partner
By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

TOP CASTLE SIDECAR VII, L.P.

By:	AlpInvest ASF VII Top Castle Sidecar GP, LLC, as its general partner
By:	AlpInvest US Holdings, LLC, as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST INDIGO I CI, L.P.

By:	AlpInvest Indigo SCF I CI GP, L.P., its general partner
By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST INDIGO SCF I, L.P.

By:	AlpInvest Indigo SCF I GP, L.P., its general partner
By:	AlpInvest Strategic Portfolio Finance Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CWS FUND, SCSP

By:	AlpInvest CWS GP, S.a.r.l., as its general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST GENERALI SCA, SICAV-RAIF

By:	AlpInvest G II GP, S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

AP KP FUND II SCSP

By:	AlpInvest KP II GP, S.a.r.l., its managing general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

AP M C.V.

By:	AlpInvest M GP B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

AP M CO-INVESTMENT II C.V.

By:	AlpInvest M CO II GP B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

AP M SECONDARIES C.V.

By:	AlpInvest M Secondaries GP B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST PG 2022 FUND C.V.

By:	AlpInvest PG 2022 GP B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ASP ASPIRE (CAYMAN), L.P.

By:	ASP VII GP CO, LLC, as its general partner
By:	AlpInvest US Holdings LLC, as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP MATRIX III, L.P.

By:	ASP 2021 Agg. GP, LLC, as its general partner
By:	AlpInvest US Holdings LLC, as the manager of the general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer
ALPINVEST HLI II FUND, L.P.

By:	AlpInvest HLI II GP, L.P., its general partner
By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST N FUND, L.P.

By:	AlpInvest N GP, L.P., its general partner
By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

AP P II C.V.

By:	AlpInvest P II GP B.V., as its general partner
By:	AlpInvest Partners B.V., as the managing director of the general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

ALPINVEST CO-INVESTMENT FUND (ONSHORE) IX, L.P.

By:	AlpInvest Co-Investment IX GP, L.P., its general partner
By:	AlpInvest Co-Investment IX Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CO-INVESTMENT FUND (OFFSHORE) IX, L.P.

By:	AlpInvest Co-Investment IX GP, L.P., its general partner
By:	AlpInvest Co-Investment IX Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CO-INVESTMENT FUND (LUX MASTER) IX, SCSP

By:	AlpInvest Co-Investment IX Lux GP S.a.r.l., as its general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

ALPINVEST CO-INVESTMENT FUND (LUX EURO MASTER) IX, SCSP

By:	AlpInvest Co-Investment IX Lux GP S.a.r.l., as its general partner

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Class A Manager

By:	/s/ Pieter van Nugteren
Name: Pieter van Nugteren
Title: Class B Manager

CARLYLE CLO PARTNERS, L.P.

By: Carlyle CLO Partners GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Principal

CARLYLE CREDIT OPPORTUNITIES CRHQ, SCSP

By: CCOF III Lux General Partner S.a r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex
Title: Manager

CARLYLE STRUCTURED SOLUTIONS G CO-INVEST, L.P.

By: Carlyle Structured Solutions G Co-Invest GP, L.P., its general partner

By: Carlyle Structured Solutions G Co-Invest GP, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CARLYLE INFRASTRUCTURE CREDIT FUND II (PARALLEL), S.C.SP.

By: CICF II Lux General Partner, S.a r.l., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Manager

By:	/s/ Gael Castex
Name: Gael Castex
Title: Manager

CARLYLE INFRASTRUCTURE CREDIT FUND II (LEVERED), L.P.

By: CICF II General Partner, L.P., its general partner
By: CICF II, L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

ALPINVEST SECONDARIES FUND (OFFSHORE) VIII, L.P.

By:	AlpInvest Secondaries VIII GP, L.P., its general partner
By:	AlpInvest Secondaries VIII Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SECONDARIES FUND (ONSHORE) VIII, L.P.

By:	AlpInvest SecondariesVIII GP, L.P., its general partner
By:	AlpInvest Secondaries VIII Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASF VIII SIDECAR, L.P.

By:	ASF VIII Sidecar GP, L.P., its general manager
By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST INDIGO II CI, L.P.

By:	AlpInvest Indigo Co-Invest GP, LLC, its general manager
By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CWS FUND III C.V.

By:	AlpInvest CWS GP III B.V., its general manager
By:	AlpInvest Partners B.V., its managing director

By:	/s/ Marc Rademakers
Name: Marc Rademakers
Title: Tax Counsel

By:	/s/ Patrick de van der Schueren
Name: Patrick de van der Schueren
Title: Chief Legal Officer

AAF CI-A, L.P.

By:	AlpInvest Atom GP, L.P, its general manager
By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST CORIENT FUND, L.P.

By:	AlpInvest Corient GP, L.P., its general manager
By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP GROVE, L.P.

By:	ASP 2023 Agg. GP, LLC, its general manager
By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP JORDAN, L.P.

By:	ASP VII GP Co, LLC, its general manager
By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP MARTIN, L.P.

By:	ASP 2023 Agg. GP, LLC, its general manager
By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ASP OYSTER, L.P.

By:	ASP VII GP Co, LLC, its general manager
By:	AlpInvest US Holdings, LLC, its manager

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST GRIO FUND II, L.P.

By:	AlpInvest GRIO GP II, L.P., its general partner
By:	AlpInvest Mult-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST REDC FUND, L.P.

By:	AlpInvest RedC GP, L.P., its general partner
By:	AlpInvest Mult-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SECONDARIES MERLION FUND, L.P.

By:	AlpInvest Secondaries Merlion GP, L.P., its general partner
By:	AlpInvest Secondaries VIII Ultimate GP, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST SIG II FUND, L.P.

By:	AlpInvest SIG II GP, L.P., its general partner
By:	AlpInvest US Holdings, LLC, its managing member

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

ALPINVEST VICTORIA GROWTH PORTFOLIO, L.P.

By:	AlpInvest Victoria Growth Portfolio GP, L.P., its general partner
By:	AlpInvest Multi-Strategy Ultimate GP I, LLC, its general partner

By:	/s/ Michael Thorne
Name: Michael Thorne
Title: Chief Legal Officer

By:	/s/ Cameron Fairall
Name: Cameron Fairall
Title: Chief Compliance Officer

CCOF III (PARALLEL) PURPLE CO-INVEST AGGREGATOR, L.P.

By: CCOF III Purple Co-Invest GP, LLC, its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CARLYLE US CLO 2024-8, LTD.

By:	/s/ John Fawkes
Name: John Fawkes
Title: Director

CSS SOLAR 2024-1 TOPCO LLC.

By: CSS Solar 2024-1 Topco Manager, LLC, its manager

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

CCOF III NEXUS CO-INVEST AGGREGATOR, L.P.

By: CCOF III General Partner, L.P., its general partner
By: CCOF III L.L.C., its general partner

By:	/s/ David Lobe
Name: David Lobe
Title: Vice President

[Signature Page to Verifications]

EXHIBIT B

Authorization for

Carlyle Secured Lending, Inc.

Carlyle Credit Solutions, Inc.

Resolutions of the Board of Directors of each of Carlyle Secured Lending, Inc. and Carlyle Credit Solutions, Inc. (each, a “Company”)

NOW, THEREFORE, BE IT RESOLVED, that the officers of each Company (each, an “Authorized Officer” and, collectively, “Authorized Officers”) be, and each of them hereby is, authorized to prepare, or to cause to be prepared, executed and filed with the Securities and Exchange Commission (the “SEC”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, to permit certain joint transactions that otherwise may be prohibited by Section 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (the “New Application”) for each Company; and it is

FURTHER RESOLVED, that the Authorized Officers of each Company be, and each of them hereby is, authorized to take such other action, and to make such representations on behalf of each Company, in any matters related to the New Application or any amendment thereof as they or any of them may approve as necessary or desirable; and it is

FURTHER RESOLVED, that the Authorized Officers of each Company be, and each of them acting singly hereby is, authorized to execute and cause to be filed the New Application and to take such further actions and execute and file such further amendments or other documents as may be necessary, desirable, or appropriate to the implementation and performance of the preceding resolutions and the matters contemplated therein, the Authorized Officer’s execution thereof to be conclusive evidence of such approval; and it is

FURTHER RESOLVED, that the Authorized Officers of each Company be, and each of them hereby is, authorized and directed, in the name and on behalf of each Company, to execute and deliver all such certificates, instruments, and other documents, and to take or cause to be taken any and all such further actions, in each case as any such Authorized Officer may determine to be necessary, advisable or desirable to carry out fully the purpose and intent of the foregoing resolutions, including, without limitation, the incurrence and payment of fees and expenses; and it is

FURTHER RESOLVED, that any and all actions previously taken by each Company or any of its directors or officers or Carlyle Global Credit Investment Management L.L.C. or any of its officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, and approved in all respects as and for the acts and deeds of each Company.

EXHIBIT C

Authorization for

Carlyle Tactical Private Credit Fund

Resolutions of the Board of Trustees (the “Board”) of Carlyle Tactical Private Credit Fund (the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Fund (each, an “Authorized Officer” and, collectively, “Authorized Officers”) be, and hereby are, authorized to prepare, or to cause to be prepared, executed and filed with the Securities and Exchange Commission (the “SEC”) an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, to permit certain joint transactions that otherwise may be prohibited by Section 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (the “New Application”) for the Fund; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them hereby is, authorized to take such other action, and to make such representations on behalf of the Fund, in any matters related to the New Application or any amendment thereof as they or any of them may approve as necessary or desirable; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them acting singly hereby is, authorized to execute and cause to be filed the New Application and to take such further actions and execute and file such further amendments or other documents as may be necessary, desirable, or appropriate to the implementation and performance of the preceding resolutions and the matters contemplated therein, the Authorized Officer’s execution thereof to be conclusive evidence of such approval; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them hereby is, authorized and directed, in the name and on behalf of the Fund, to execute and deliver all such certificates, instruments, and other documents, and to take or cause to be taken any and all such further actions, in each case as any such Authorized Officer may determine to be necessary, advisable or desirable to carry out fully the purpose and intent of the foregoing resolutions, including, without limitation, the incurrence and payment of fees and expenses; and it is

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, and approved in all respects as and for the acts and deeds of the Fund.

EXHIBIT D

Authorization for

Carlyle AlpInvest Private Markets Fund

Resolutions of the Board of Trustees (the “Board”) of Carlyle AlpInvest Private Markets Fund (the “Fund”)

RESOLVED, the Board has considered and deems it advisable and in the best interests of the Fund for the Fund to continue to rely on an order of the SEC pursuant to Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to participate in certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-l thereunder (the “Order” and such transactions, “Co-Investment Transactions”);

RESOLVED, that the Fund is hereby permitted to continue to rely on the Order, and any amendments to such Order, to participate in Co Investment Transactions; and be it further

RESOLVED, that the officers of the Fund are hereby authorized to take such actions and execute such documents as such officer or officers shall deem necessary or advisable to permit the Fund to participate in Co-Investment Transactions in reliance on the Order.

EXHIBIT E

Authorization for

Carlyle Credit Income Fund

Resolutions of the Board of Trustees (the “Board”) of Carlyle Credit Income Fund (the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Fund (each, an “Authorized Officer” and, collectively, “Authorized Officers”) be, and hereby are, authorized to prepare, or to cause to be prepared, executed and filed with the SEC an application for an order pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 under the 1940 Act, to permit certain joint transactions that otherwise may be prohibited by Section 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act (the “New Application”) for the Fund; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them hereby is, authorized to take such other action, and to make such representations on behalf of the Fund, in any matters related to the New Application or any amendment thereof as they or any of them may approve as necessary or desirable; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them acting singly hereby is, authorized to execute and cause to be filed the New Application and to take such further actions and execute and file such further amendments or other documents as may be necessary, desirable, or appropriate to the implementation and performance of the preceding resolutions and the matters contemplated therein, the Authorized Officer’s execution thereof to be conclusive evidence of such approval; and it is

FURTHER RESOLVED, that the Authorized Officers of the Fund be, and each of them hereby is, authorized and directed, in the name and on behalf of the Fund, to execute and deliver all such certificates, instruments, and other documents, and to take or cause to be taken any and all such further actions, in each case as any such Authorized Officer may determine to be necessary, advisable or desirable to carry out fully the purpose and intent of the foregoing resolutions, including, without limitation, the incurrence and payment of fees and expenses; and it is

FURTHER RESOLVED, that any and all actions previously taken by the Fund or any of its trustees or officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, and approved in all respects as and for the acts and deeds of the Fund.